PROSPECTUS

                                   DIDAX INC.
                        2,000,000 SHARES OF COMMON STOCK
              2,500,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     DIDAX INC. (the "Company") is offering hereby 2,000,000 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), and 2,500,000 Redeemable Common Stock Purchase Warrants (the "Purchase Warrants" or "Warrants") of the Company. The Shares and the Purchase Warrants (collectively, the "Securities") may be purchased separately and are separately transferable at any time after the date of this Prospectus (the "Effective Date"). Each Purchase Warrant entitles the registered holder thereof to purchase, at any time during the period commencing on the Effective Date, through September 22, 2002, one share of Common Stock at a price of $5.75 per share, subject to adjustment under certain circumstances. The Purchase Warrants offered hereby are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Purchase Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the Purchase Warrants. Commencing after the Effective Date, the Purchase Warrants are subject to redemption by the Company, at the option of the Company, at $0.25 per Purchase Warrant, upon 30 days' prior written notice, if the closing bid price, as reported on The Nasdaq SmallCap Market(SM) ("Nasdaq SmallCap"), or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Purchase Warrants averages in excess of $10.00 per share, subject to adjustment. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Purchase Warrants prior to redemption of the Purchase Warrants. Prior to the first anniversary of the Effective Date, the Purchase Warrants will not be redeemable by the Company without the written consent of Barron Chase Securities, Inc. (the "Underwriter"). See "RISK
FACTORS -- Non-Registration in Certain Jurisdictions of Shares Underlying the Purchase Warrants."

     Prior to this Offering, there has been no public market for the Common Stock or the Purchase Warrants. The Company has applied to have the Common Stock and the Purchase Warrants listed on Nasdaq SmallCap under the symbols "AMEN" and "AMENW", respectively. There is no assurance that an active trading market in the Common Stock or the Purchase Warrants will develop or that, if developed, any such market will be sustained. The offering price of the Shares and the Purchase Warrants, as well as the exercise price and other terms of the Purchase Warrants, have been determined by negotiation between the Company and the Underwriter, and bear no relationship to the Company's asset value, net worth or other established criteria of value. See "RISK FACTORS" and "UNDERWRITING."

     THE SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN ADDITION, PURCHASERS OF THE SECURITIES WILL SUFFER IMMEDIATE SUBSTANTIAL DILUTION IN THAT THE BOOK VALUE PER SHARE OF THE COMMON STOCK AFTER THIS OFFERING WILL BE SUBSTANTIALLY LESS THAN THE PUBLIC OFFERING PRICE OF THE COMMON STOCK. SEE "RISK FACTORS" AND "DILUTION" AT PAGES [6] AND [20].

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

========================================================================================================
                                                    PRICE TO                                PROCEEDS TO
                                                     PUBLIC      UNDERWRITING DISCOUNT(1)    COMPANY(2)
--------------------------------------------------------------------------------------------------------
 Per Share......................................     $5.00             $.50                    $4.50
--------------------------------------------------------------------------------------------------------
 Per Warrant....................................     $.1875           $.01875                 $.16875
--------------------------------------------------------------------------------------------------------
 Total(3).......................................  $10,468,750       $1,046,875              $9,421,875
========================================================================================================

                                             See footnotes on the following page
               The date of this Prospectus is September 23, 1997

---------------
(1) Does not include additional underwriting compensation in the form of (i) a non-accountable expense allowance (the "Non-Accountable Expense Allowance") equal to 3% of the total public offering price for the Securities; (ii) stock purchase options (the "Common Stock Underwriter Warrants"), for nominal consideration, to purchase up to 190,000 shares of Common Stock of the Company at an exercise price of $8.25 per share (165% of the initial public offering price), exercisable during a five-year period commencing on the Effective Date; (iii) warrant purchase options (the "Warrant Underwriter Warrants"), for nominal consideration, to purchase up to 250,000 warrants (the "Underwriter Underlying Warrants") at an exercise price of $.309375 per warrant (165% of the initial public offering price), exercisable during a five-year period commencing on the Effective Date, each of which Underlying Warrant entitles the holder to purchase a share of Common Stock of the Company at an exercise price of $8.25 per share, exercisable during a five-year period commencing on the Effective Date. The Common Stock Underwriter Warrants, the Warrant Underwriter Warrants, and the Underwriter Underlying Warrants are sometimes referenced in this Prospectus as the "Underwriter Warrants." In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act. See "UNDERWRITING."

(2) Before deducting expenses of this offering (the "Offering") payable by the Company (excluding the Underwriting Discount), including the Non-Accountable Expense Allowance, federal and state registration and filing fees and taxes, and listing, printing, legal, accounting and transfer agent fees (collectively, the "Offering Costs"). The net proceeds to the Company, after deducting all commissions and the Offering Costs (the "Net Proceeds"), are estimated to be $8,669,065 (approximately 82.8% of the gross proceeds of this Offering), or $10,035,235 (approximately 83.3% of the gross proceeds of this Offering) if the Over-Allotment Option (as hereinafter defined) is exercised in full.

(3) The Company has granted to the Underwriter an option, exercisable within 45 days after the Effective Date, to purchase up to 300,000 additional shares of Common Stock of the Company and up to 375,000 additional Purchase Warrants on the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company for Shares will be increased to $12,039,062, $1,203,906 and $10,835,156, respectively. See
    "UNDERWRITING."

     The Securities are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. It is expected that delivery of the certificates representing the Securities will be made at the offices of Barron Chase Securities, Inc., 7700 West Camino Real, Boca Raton, Florida 33433, on or about September 30, 1997.

     At the Effective Date, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and, in accordance therewith, will be required to file reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). At the Effective Date, the Securities will be listed on Nasdaq SmallCap. Accordingly, such reports, proxy statements and other information can be inspected and copied at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; the Northeast Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and the Midwest Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, where copies may be obtained upon payment of the fees prescribed by the Commission, as well as at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. Such documents may also be obtained through the website maintained by the Commission at http://www.sec.gov.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE REGISTERED SECURITIES ISSUED IN THIS OFFERING AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON NASDAQ SMALLCAP OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     INVESTORS SHOULD CAREFULLY REVIEW THE FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THIS PROSPECTUS.

     ATTENTION VIRGINIA RESIDENTS: Offers and sales of the securities of the Company made to Virginia residents pursuant to this Prospectus are restricted to individuals who meet suitability standards of not less than a $100,000 net worth (a net worth exclusive of home, home furnishings and automobiles), and a minimum gross income of $100,000 during the last tax year with the expectation of equal or greater gross income in the current tax year. Alternatively, offers and sales may be made to all individuals with a net worth, as defined above, of greater than $200,000 regardless of gross income level.

     RESIDENTS OF NEW JERSEY: This offering is being directed to New Jersey Accredited Investors only, as defined by Regulation D Rule 501 of the Securities Act of 1933. Specifically, an accredited investor is any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000; or, any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

     ATTENTION CALIFORNIA RESIDENTS: Offers and sales of the Securities of the Company made to California residents pursuant to this Prospectus are restricted to individuals who meet suitability standards of not less than $250,000 liquid net worth (net worth exclusive of home, home furnishings and automobiles) plus $100,000 annual gross income, or $500,000 liquid net worth (net worth exclusive of home, home furnishings and automobiles).

                               PROSPECTUS SUMMARY

     The following is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

     Since its inception in 1993, the operations of the Company and its predecessors (referred to in this Prospectus collectively as the "Company") have been limited to (a) research and development and marketing activities related to The Christian Community Network(TM) ("CCN") (WWW.CHRISTCOM.NET), the Company's interactive website focused on content material that the Company generally believes appeals to the Christian community, and (b) providing for a fee, to Christian organizations, limited technology consulting services, including website development services, Internet access through the IBM Global Network, hosting through various hosting services (including in-house hosting) and other related Internet services. The Company's website, an Internet-based alternative to traditional means of communication by Christian ministries and Christian content publishers and retailers (such as fliers, periodicals, books, radio and television) is intended to provide its target constituent base, the Christian consumer, with resources and information provided by Christian and secular retailers, publishers, charities and ministries. The Company's website is also intended to reduce its clients' costs of contacting their target constituents and markets while expanding the potential reach and duration of that contact. Access to CCN is currently provided free of charge to persons who have Internet access. To date, the Company has derived all of its revenues from (i) providing website development and other technology consulting services (the "Consulting Services") to Christian organizations, such as Promise Keepers, a nonprofit Christian ministry (PK Net, www.promisekeepers.org), Christianity Today, Inc., a publisher of Christian periodicals (www.christianity.net), Learn @ Home, a coalition of Christian home-schooling professional organizations, and World Vision, an international Christian relief agency; (ii) providing Internet access through the IBM Global Network (the "Internet Access Services"); and (iii) to a very limited extent retail sales of books, music and filtering software ("Retail Sales").

     The Company targets the marketing of its sales, products and services and the content on CCN to persons of all ages, economic levels, genders, ethnic backgrounds and nationalities that identify themselves as Christian, principally Protestant (regardless of denomination, if any) and Catholic, with particular emphasis upon evangelical Christians. According to a poll conducted by the Gallup Organization in 1994, approximately 25% of Americans identify themselves as Catholic and approximately 20% identify themselves as Protestant. The Pew Center for Civic Journalism, in a survey published in April 1997, reported that approximately 35% of the United States population identify themselves as evangelical Christians.

     The Company presently intends to strive to position itself to generate commercial sales of (i) Christian interest advertising space on CCN; (ii) memberships in Christianity-based affinity marketing programs (such as sales of Internet-based travel services), which afford participants price discounts and other benefits of group purchasing power; (iii) Christian interest products manufactured or developed by others (primarily Christian books, Christian music and other Christian articles on CCN); and (iv) expanded computer consulting services to Christian organizations. The Company recently has released on CCN its on-line Christian books and music store featuring Christian content material produced by others.

     In April 1997 (the "Merger Date"), DIDAX, Inc., a Virginia corporation, DIDAX ON-LINE, L.C., a Virginia limited liability company (collectively, "Predecessor Didax") and DIDAX INC., a Delaware corporation organized on January 7, 1997 ("Didax Delaware") consummated a reorganization resulting in Didax Delaware being the surviving corporation (the reorganization being referenced herein as the "Merger"). Under the terms of the Merger, Didax Delaware, among other things, issued a total of 1,160,376 shares of its Common Stock, representing 100% of its outstanding Common Stock subsequent to the Merger. For comparison purposes, the discussion below relates to the combined financial statements of Predecessor Didax. Predecessor Didax and Didax Delaware are referenced in this Prospectus collectively as the "Company."

     The Company has an extremely limited operating history upon which an evaluation of the Company and its business can be based. For the fiscal years ended December 31, 1995 and 1996 and the six-month periods ended June 30, 1996 and 1997, the Company generated net losses of $(706,564), $(2,464,904), and $(1,408,391) (unaudited) and $(1,323,388) (unaudited), respectively, from operations. See FINANCIAL STATEMENTS. The Company has achieved only limited revenues to date, has incurred net losses since inception and expects to continue to operate at a loss for the foreseeable future. Its expense levels are based in part on its expectations as to future revenues, if any. Any shortfall in revenues, whether caused by the cancellation or deferral of, or the failure to obtain, advertising, retail or website development customers, or otherwise, would have a material adverse impact on the Company's business, results of operations and financial condition. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

     The Company's corporate headquarters are located at 4501 Daly Drive, Suite 103, Chantilly, Virginia 20151 and its telephone number is (703) 968-4808, its fax number is (703) 968-4819 and its Internet address is http://www.christcom.net.

                                  THE OFFERING

SECURITIES OFFERED.........  2,000,000 shares of Common Stock at $5.00 per Share and 2,500,000 Purchase Warrants at $0.1875 per Purchase Warrant. The Shares and the Purchase Warrants may be purchased separately and are separately transferable at any time after the Effective Date. Each Purchase Warrant entitles the registered holder thereof to purchase, at any time during the period commencing on the Effective Date, through September 22, 2002, one share of Common Stock at a price of $5.75 per share, subject to adjustment under certain circumstances. The Purchase Warrants offered hereby are not exercisable unless, at the time of exercise, the Company has a current prospectus under the Securities Act of 1933, as amended ("Securities Act") covering the shares of Common Stock issuable upon exercise of the Purchase Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the Purchase Warrants. Commencing after the Effective Date, the Purchase Warrants are subject to redemption by the Company, at the option of the Company, at $0.25 per Purchase Warrant, upon 30 days prior written notice, if the closing bid price, as reported on Nasdaq SmallCap, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Purchase Warrants averages in excess of $10.00 per share, subject to adjustment. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Purchase Warrants prior to redemption of the Purchase Warrants. Prior to the first anniversary of the Effective Date, the Purchase Warrants will not be redeemable by the Company without the written consent of the Underwriter. See "DESCRIPTION OF SECURITIES" and "UNDERWRITING."

SHARES OF COMMON STOCK
  OUTSTANDING
  Prior to this Offering...  1,202,588 shares

  After this Offering (1)..  3,542,588 shares

ESTIMATED NET PROCEEDS.....  $8,669,065 (or $10,035,235 if the Over-Allotment
                               Option is exercised in full)

USE OF PROCEEDS............  Approximately $2,600,000 (approximately 30%, or approximately 26% if the Over-Allotment Option is exercised in full) of the Net Proceeds will be used to retire Company indebtedness, including approximately $823,000 owed to officers of the Company (the "Officer Notes" and the "Short Term Notes"). Approximately $2,400,000 (approximately 28%, or approximately 24% if the Over-Allotment Option is exercised in full) will be used for marketing, sales and consulting services, $1,200,000 (approximately 14%, or approximately 12% if the Over-Allotment Option is exercised in full) will be used for product development and approximately $2,500,000 (approximately 28% of the Net Proceeds of the Offering) or approximately $3,800,000 (approximately 38% if the Over-Allotment Option is exercised in full) will be used for working capital and general corporate purposes. See "USE OF PROCEEDS."


PROPOSED NASDAQ SMALLCAP
  SYMBOLS                         Common Stock             Warrants

                                       AMEN                  AMENW

RISK FACTORS AND
DILUTION...................  The Securities involve a high degree of risk including risks related to the failure of the Company to anticipate and adapt to a developing market, the rejection of the Company's services and products by Internet users, development of equal or superior services or products by competitors and the failure of the market to adopt the Internet as a transaction medium. The Securities should not be purchased by investors who cannot afford the loss of their entire investment. Purchasers of the Securities will incur immediate substantial dilution of their investment. See "RISK FACTORS," "DILUTION" and "FINANCIAL STATEMENTS."
---------------


(1) Includes the issuance of 340,000 shares to holders of the Company's Junior Convertible Subordinated Notes (the "Junior Notes"), which shares are issuable by the Company upon the Company's satisfaction of the Junior Notes. Assumes no exercise of (i) the Over-Allotment Option (300,000 shares of Common Stock and 375,000 Purchase Warrants); (ii) the Purchase Warrants offered hereby (2,500,000 Purchase Warrants); (iii) the Underwriter Warrants (190,000 shares of the Common Stock and 250,000 Purchase Warrants); or (iv) any outstanding options (the "Outstanding Stock Options") granted pursuant to the Company's 1997 Stock Option Plan (options to acquire an additional 1,767,520 shares, including options (the "Officer Note Options") to acquire an aggregate of 172,639 shares of Common Stock, which options are issuable to a director and an officer of the Company at the Closing in addition to the satisfaction of the Officer Notes). The inclusion of the Common Stock and the Purchase Warrants on Nasdaq SmallCap does not imply that an established public trading market will develop therefor or, if developed, that such market will be sustained. See "RISK FACTORS -- No Prior Public Market and Share Price Volatility," "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION -- Liquidity and Capital Resources," "PRINCIPAL STOCKHOLDERS," "MANAGEMENT -- 1997 Stock Option Plan," and "UNDERWRITING."


ATTENTION VIRGINIA RESIDENTS

     Offers and sales of the securities of the Company made to Virginia residents pursuant to this Prospectus are restricted to individuals who meet suitability standards of not less than a $100,000 net worth (a net worth exclusive of home, home furnishings and automobiles), and a minimum gross income of $100,000 during the last tax year with the expectation of equal or greater gross income in the current tax year. Alternatively, offers and sales may be made to all individuals with a net worth, as defined above, of greater than $200,000 regardless of gross income level.

                                  RISK FACTORS

     The Securities are speculative, and involve immediate substantial dilution and a high degree of risk, including, but not necessarily limited to, the several factors described below. Each prospective investor should consider carefully the following risk factors inherent in and affecting the business of the Company and this Offering before making an investment decision.

EXTREMELY LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT AND ANTICIPATION OF CONTINUED LOSSES

     The Company is a development stage company, the predecessors of which were founded in May 1993 and commenced offering internal systems development in February 1995. Accordingly, the Company has an extremely limited operating history upon which an evaluation of the Company and its business can be based. The Company's business must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Internet. Specifically, such risks include the failure of the Company to anticipate and adapt to a developing market, the rejection of the Company's services and products by Internet users, development of equal or superior services or products by competitors and the failure of the market to adopt the Internet as a transaction medium.

     There can be no assurance that the Company will be successful in addressing such risks. Since its inception, the Company has incurred costs to develop and enhance its technology, to create, introduce, and enhance its service and content offerings, to establish marketing and distribution relationships, to recruit and train an engineering and marketing group, and to build an administrative organization. The Company intends to continue these efforts in order to develop customer participation from the content provided in order to generate revenue. As of June 30, 1997, the Company had an accumulated deficit of approximately $4,800,000. There can be no assurance that the Company can generate revenue growth, or that any revenue growth that is achieved can be sustained. Revenue growth that the Company may achieve may not be indicative of future operating results. With revenue growth, the Company may increase further its operating expenses in order to increase its sales and marketing efforts, fund greater levels of product development, increase its editorial staff, and increase its general and administrative costs to support the enlarged organization. To the extent that the Company increases operating expenses and does not experience an increase in revenues, the Company's business, results of operations and financial condition will be materially adversely affected. Given the level of planned expenditures, the Company anticipates that it will continue to incur losses for the foreseeable future and there can be no assurance that the Company will ever achieve or sustain profitability. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

DEVELOPMENT STAGE COMPANY AND GOING CONCERN QUALIFICATION IN INDEPENDENT AUDITORS' REPORT

     The Company's independent accountants' report on the Company's financial statements includes an explanatory paragraph to the effect that THE COMPANY'S ACCUMULATED DEFICIT ($4,823,615 AS OF JUNE 30, 1997) RAISES SUBSTANTIAL DOUBT ABOUT ITS ABILITY TO CONTINUE AS A GOING CONCERN and that the financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. See FINANCIAL STATEMENTS.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     As a result of the Company's extremely limited operating history and the rapid technological change experienced in the Internet industry generally, the Company has no meaningful historical financial data upon which to base future operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenues, of which there can be no assurance. There can be no assurance that the Company will be able to accurately predict the levels of future revenues, if any, and the failure to do so would have a materially adverse effect on the Company's business, results of operations and financial condition.

     The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors. Causes of such significant fluctuations may include, among other factors, demand for the Company's services, the number, timing and significance of new service announcements by the Company and its competitors, the ability of the Company to develop, market and introduce new and enhanced versions of its services on a timely basis, the level of product and price competition, changes in operating expenses, changes in service mix, changes in the Company's sales incentive strategy, and general economic factors. A substantial portion of the Company's cost of revenue, which consists principally of fees payable to information providers, telecommunications costs, personnel expenses attributable to the daily publication of its services and related editorial and client services expenses, is relatively fixed in nature. In addition, a substantial portion of the Company's operating expenses is related to personnel and marketing programs, which cannot be adjusted quickly and are therefore fixed in the short term. The Company's operating expense levels are based, in significant part, on the Company's expectations of future revenue on a quarterly basis. If actual revenue levels on a quarterly basis are below management's expectations, both gross margins and results of operations are likely to be adversely affected because a relatively small amount of the Company's costs and expenses varies with its revenue in the short term. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

DEVELOPING MARKET; VALIDATION OF THE INTERNET AS AN EFFECTIVE COMMERCE MEDIUM

     The market for the Company's services and products has recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed services and products for use on the Internet. As a result, the Company's mix of services and products may undergo substantial changes as the Company reacts to competitive and other developments in the overall Internet market. The Company's market is highly dependent upon the increased use of the Internet for information, interaction, distribution and commerce. In particular, the Internet is still an unproven medium for paid services such as the Company's. Accordingly, the Company's future operating results will depend substantially upon the increased use of the Internet by individuals and companies for information, interaction, distribution and commerce, and the emergence of the Internet as an effective commerce medium. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use, access, quality of service and acceptance of advertising), remains a barrier to entry for many individuals and businesses and therefore may impact the rate of growth of Internet use. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective commerce medium, the Company's business, results of operations and financial condition will be materially adversely affected.

TECHNOLOGICAL CHANGE; DEPENDENCE ON RECENTLY INTRODUCED AND NEW PRODUCTS AND RISK OF PRODUCT DELAYS

     The market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Internet and the apparent need of companies from a multitude of industries to offer Internet-based products and services. Accordingly, the Company's future success will depend in significant part on its ability to adapt to rapidly changing technologies, the ability to adapt its services and products to evolving industry standards, and to continually improve the performance, features and reliability of its services and products in response to both evolving demands of the marketplace and competitive service and product offerings. The failure of the Company to adapt to such changes and evolution would have a materially adverse effect on the Company's business, results of operations and financial condition.

     Since advertising and retail sales are based entirely upon the use of the Company's marketed services and products by Internet consumers, broad acceptance of the Company's services and products offerings by Internet consumers is critical to the Company's future success. Failure of the Company to successfully design, develop, test and introduce new services and products to achieve market acceptance could prevent the Company from developing its desired family of services and products. Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or that its new or recently introduced services and products and enhancements thereon will adequately meet the requirements of the marketplace and achieve any degree of significant market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new services, products or enhancements of services and products in a timely manner in accordance with its business model or in response to changing market conditions or customer requirements, or if the services provided do not achieve a significant degree of market acceptance, the Company's business, results of operations and financial condition would be materially adversely affected.

UNCERTAINTY OF PRICING OF ADVERTISING

     The intense competition faced by the Company in the sale of Internet advertising from online service providers and search engine companies, including competition from other firms focused on Christian content, has resulted and will continue to result in a wide range of rates quoted by different vendors for a variety of advertising services. This, combined with a limitation on the type and content of advertising acceptable to the Company for use on CCN, makes it very difficult to project future levels of the Company's Internet advertising costs. To date, the Company has derived no revenues from its sales of advertising space on CCN.

LIMITED SALES FORCE; EVOLVING DISTRIBUTION CHANNELS

     The Company has a limited number of sales and marketing employees and has immature distribution channels for its services and products. In order to generate advertising and retail sales, the Company must achieve broad promotion of its services and products to Internet users, thereby, developing a recognition of its services, products and technology. There can be no assurance that the Company will be able to establish additional content relationships, retain existing relationships or broadly promote its services and products and generate demand for its services and products, and the inability to do so would have a material adverse effect on the Company's business, results of operations and financial condition. See "PROPOSED BUSINESS."

DEPENDENCE ON THE INTERNET

     Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. The Internet has experienced, and is expected to continue to experience growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace for services and products such as those offered by the Company. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable marketplace, the Company's business, results of operations and financial condition will be materially adversely affected. Computer viruses could lead to interruptions, delays or cessations in service to users of the Company's services and products. The occurrence of any of these risks could have a material adverse effect on the Company's business, results of operations and financial condition. See "PROPOSED BUSINESS."

SIGNIFICANT FLEXIBILITY IN APPLYING NET PROCEEDS INCLUDING UNSPECIFIED ACQUISITIONS


     Although the Company intends to utilize a majority of the Net Proceeds of the Offering for repayment of notes payable and the expansion of its sales, marketing, promotional and product development efforts and approximately 28% ($2,500,000) of the Net Proceeds of the Offering for working capital, a portion of the Net Proceeds may also be used to acquire or invest in complementary businesses or products or to obtain product development rights or complementary technologies. Accordingly, management will have significant flexibility in applying the Net Proceeds of the Offering. Working capital will be allocated in the judgment of the Board of Directors. Potential acquisition candidates may include companies with a compatible vision, product and technology, where economies of scale and significant synergy or increase in distribution of the Company's products and services may result. As of the date of this Prospectus, the Company has no agreements, understandings or arrangements with respect to any such acquisitions. Investors in the Offering will not have an opportunity to evaluate the specific merits or risks of any acquisition. See "USE OF PROCEEDS."

RISK OF CAPACITY CONSTRAINTS

     A key element of the Company's strategy is to generate a high volume of traffic to its website, CCN. Accordingly, the performance of the Company's services and products is critical to the Company's reputation, its ability to attract customers to CCN and market acceptance of these services and products. Any system failure that causes interruptions in the availability or increases response time of the Company's services would reduce traffic to the Company's website and, if sustained or repeated, would reduce the attractiveness of the Company's services to advertisers and other future potential customers or Internet users. An increase in the volume of traffic conducted through the Company's services and products could strain the capacity of the software or hardware deployed by the Company, which could lead to slower response time or system failures. In addition, as the number of websites and Internet users increases, there can be no assurance that the Company's services and products will be able to compete with firms who may have greater financial resources than the Company. The Company is also dependent upon web browsers and Internet and online service providers for access to its services and consumers may experience difficulties due to system failures unrelated to the Company's systems, services and products. To the extent that the capacity restraints described above are not effectively addressed by the Company, such constraints would have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON COMPUTER INFRASTRUCTURE

     Certain of the Company's communications hardware and certain of its computer hardware operations are located at the Company's headquarters located in Chantilly, Virginia, and at a customer site located in Denver, Colorado. There can be no assurance that a system failure at these locations would not adversely affect the performance of the Company's services. These locations are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not presently have a disaster recovery plan. Although the Company carries property insurance, its coverage may not be adequate to compensate the Company for all losses that may occur. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessations in service to users of the Company's services and products. The occurrence of any of these risks could have a material adverse effect on the Company's business, results of operations and financial condition. See "PROPOSED BUSINESS".

GOVERNMENT REGULATION AND REGULATORY UNCERTAINTIES

     The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics and quality of products and services. The Telecommunications Reform Act of 1996 imposes criminal penalties on anyone who distributes obscene, indecent or patently offensive communications on the Internet (although certain provisions of that law have been declared unconstitutional by the Supreme Court of the United States.) The adoption of any additional laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services and products and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain. Any such new legislation or regulation could have a material adverse effect on the Company's business, results of operations and financial condition.

PROPRIETARY TECHNOLOGY; LICENSES AND INTELLECTUAL PROPERTY

     The Company regards its technology as proprietary and attempts to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and transferring title and other methods. The Company also generally enters into confidentiality or license agreements with its consultants and business partners, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of the Company's technology is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company currently owns and licenses from third parties several technologies, as it continues to introduce new services and products and to incorporate new technologies. There can be no assurance that these third party technology licenses will be available to the Company on commercially reasonable terms, if at all. The inability of the Company to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or product shipments or could materially and adversely affect the performance of its services until equivalent technology could be identified, licensed and integrated. Any such delays or reductions in the introduction of services or product shipments or adverse impact on service quality could materially adversely affect the Company's business, results of operations and financial condition.

FUTURE CAPITAL NEEDS, UNCERTAINTY OF ADDITIONAL FINANCING

     The Company currently anticipates that the Net Proceeds of this Offering, together with available funds will be sufficient to meet its anticipated needs for working capital, capital expenditures and business expansion for approximately two years. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of the Company will be reduced and such securities may have rights, preferences or privileges senior to those of the existing stockholders of the Company. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund growth, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, results of operations and financial condition. See "USE OF PROCEEDS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

PROCEEDS TO REPAY INDEBTEDNESS; BENEFITS TO AFFILIATES

     The Company will use a portion of the Net Proceeds of this Offering to repay (i) $623,000 principal amount of the Officer Notes, including interest payable thereon, of which $201,000 (approximately 2.3% of the Net Proceeds of this Offering) is payable to Robert C. Varney, Ph.D., the Chairman of the Board of Directors and Chief Executive Officer of the Company and $422,000 (approximately 4.9% of the Net Proceeds of this Offering) is payable to Bruce E. Edgington, a director of the Company; (ii) $1,700,000 principal amount of non-interest bearing Junior Notes, including $300,000 (approximately 3.5% of the Net Proceeds of this Offering), payable to John J. Meindl, Jr., a director of the Company; (iii) $200,000 principal amount of promissory notes (the "Short Term Notes") at 11.5% interest per annum, of which $130,000 is payable to Bruce
E. Edgington (approximately 2.3% of the Net Proceeds of this Offering), and $70,000 of which is payable to Robert C. Varney (approximately .8% of the Net Proceeds of this Offering). See "USE OF PROCEEDS" and "MANAGEMENT."

IMMEDIATE AND SUBSTANTIAL DILUTION

     New investors will incur an immediate and substantial dilution of approximately $3.39 per share (67.8%) (assuming no exercise of the Purchase Warrants, the Over-Allotment Option, the Underwriter Warrants, or the Outstanding Stock Options or options to be granted upon satisfaction of the Officer Notes and Common

Stock subject to rescission is rescinded; if not rescinded, dilution is approximately $3.16 per share representing 63.2% of the public offering price of the shares) between the pro forma net tangible book value per share of Common Stock and the offering price. The Company believes that the Net Proceeds of the Offering will be sufficient to meet the Company's operating and capital requirements for the next two years. The Company anticipates that additional funding will be required after the use of the Net Proceeds of the Offering. Such additional funding will likely result in further dilution to the Company's stockholders. See "DILUTION."


ABILITY TO OBTAIN ADDITIONAL FINANCING


     As of the Effective Date an aggregate of 1,767,520 shares of the Company's Common Stock shall be issuable upon the exercise of outstanding stock options, including the Officer Note Options and excluding an aggregate of 3,615,000 shares issuable upon the exercise of (i) the Purchase Warrants; (ii) the Over-Allotment Option (including shares issuable under Purchase Warrants included in the Over-Allotment Option); and (iii) the Underwriter Warrants, including shares issuable under the Warrant Underwriter Warrants. There can be no assurances that any additional financing would be available on acceptable terms, if at all, as a result of, among other things, the significant number of shares of the Company's Common Stock issuable upon the exercise of the Company's outstanding stock options and warrants.


IMMEDIATE SUBSTANTIAL DILUTION; DISPARITY AND CONSIDERATION


     New investors will incur an immediate and substantive dilution of approximately $3.39 per share between the pro forma net tangible book value per share after the offering of $1.61 and the Public Offering Price of $5.00 per share allocable to each share (assuming no exercise of the Purchase Warrants, the Underwriter Warrants, or the Over-Allotment Option). The existing shareholders of the Company acquired their shares of the Company's Common Stock at prices below $5 and, accordingly, new investors will bear substantially all of the risks inherent in an investment in the Company. See "DILUTION", "PROPOSED BUSINESS."


DEPENDENCE ON STRATEGIC RELATIONSHIPS

     The Company has entered into certain agreements with numerous businesses which provide to the Company services and products consisting of Internet access, networking, filtering, hosting, radio and chat technology, market research and transaction processing capability.

     The following table provides information pertinent to the material relationships:

     NAME             SERVICE PROVIDED                 TERM                      CONSIDERATION
--------------    -------------------------    --------------------    ---------------------------------
digitalNATION     Hosting                      Two contracts, one      Company pays quarterly fixed rate
                                               through November
                                               1997, the other to
                                               March 1998,
                                               thereafter month
                                               through month
netradio          Software infrastructure      Exclusive for           Company paid one time license
                  for Internet radio, audio    Christian format        fee; shares advertising revenue
                  archiving and simulcast      through June 1999,      in 20% to 50% range based on
                                               with renewable one-     extent of exposure of advertising
                                               year terms              spot relative to netradio cost
                                                                       for providing spot; other
                                                                       services paid for on a quotation
                                                                       case-by-case basis
ichat             Chat technology              Annual renewal          Company pays annual license fee
Cybercash         Internet secure              Month to month          Company pays fee per transaction
                  transaction capability
Spring Arbor      Fulfillment of retail        Through September       Company pays wholesale cost of
                  sales from the Company's     1998                    the product plus a shipping cost
                  Internet bookstore                                   per transaction
Intermind         Internet publishing          Cancellable with        Company receives commission for
                  software                     ninety day notice       introducing Intermind to other
                                                                       users

     The average amount expended by the Company monthly in connection with these relationships is between $4,000 and $10,000.

     If the Company's arrangements and activities with such companies were lessened, curtailed, or otherwise modified, the Company may not be able to replace or supplement such services alone or with other companies. If these companies were to cease to jointly provide their services, the Company's business, results of operations, and financial condition would be materially and adversely affected. See "PROPOSED BUSINESS."

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends, in significant part, upon the continued service of Robert C. Varney, Ph.D. the Company's Chairman of the Board of Directors and Chief Executive Officer, Dane B. West, the Company's President, and William H. Bowers, the Company's Chief Operating Officer, all of whom have entered into employment agreements with the Company for terms expiring on June 30, 1999. In addition, certain non-officer level skilled technical, editorial, sales, and product development personnel, while not key to the success of the business are important to the Company's operations. None of such personnel have entered into employment agreements. The Company has obtained "key man" life insurance on the lives of Dr. Varney and Messrs. West and Bowers. Although the Company anticipates that it will maintain this "key man" life insurance for at least the next two years, no assurance can be given that such insurance can be maintained at reasonable rates, if at all. The loss of the services of Dr. Varney, Mr. West or Mr. Bowers before suitable replacements are obtained could have a material adverse effect on the Company's capacity to successfully achieve its business objectives. In addition, departures and additions of skilled personnel, to the extent disruptive, could have a material adverse effect on the Company. The Company's future success also depends on its ability to identify, hire, train and retain other skilled personnel. Competition for such skilled personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain such personnel in the future. The inability to attract and retain the necessary skilled personnel could have a material adverse effect upon the Company's business, results of operations and financial condition. See "MANAGEMENT -- Employment Agreements" and "-- Executive Officer Compensation."

INABILITY TO MANAGE GROWTH

     The rapid execution necessary for the Company to establish itself as a leader in the developmental market for Internet-based sales of Christian related products and advertising requires an effective planning and management process. The Company's development has placed, and is expected to continue to place, a significant strain on the Company's managerial, technical, sales and marketing and administrative personnel as well as the Company's financial resources. To manage its growth, the Company must implement operational and financial systems and train and manage its employee base. There can be no assurances that the Company will be able to successfully implement such systems on a timely basis, if at all. Further, the Company will be required to manage multiple relationships with consumers, strategic partners and other third parties. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's future operations. The Company's future operating results will also depend on its ability to expand its sales and marketing organizations, implement and manage new services to penetrate broader markets and further develop and expand its organization. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be materially adversely affected. There can be no assurance that the Company will be able to effectively manage such change.

COMPETITION

     There are several other companies, including nonprofit organizations, some of which have longer operating histories, greater name recognition and significantly greater financial and other resources than the Company, attempting or which may attempt to aggregate Christian content on the Internet. There can be no assurances that the Company will ever be positioned to compete successfully with its current or future competitors nor can there be any assurance that competitive pressures faced by the Company will not result in increased marketing costs, decreased Internet traffic or loss of market share or otherwise will not materially adversely affect the Company's business, results of operations and financial condition. See "PROPOSED BUSINESS -- Competition."

CLASSIFICATION AS A "RELIGIOUS CORPORATION"

     Article XIII of the Company's Bylaws provides that the Company is a "religious corporation." To this end, the Company's policy is generally, to include among its officers and directors unconditionally, and employees, where a bona-fide occupational qualification exists, only persons who, upon request, subscribe to the Company's Christian Statement of Faith. The Company deems this as necessary in order to best identify with and service its selected Christian market niche and to generate its Internet product which is heavily content laden. Based on advice of its special counsel, the Company believes that its use of religious criteria in employment practices does not violate federal law relating to equal employment opportunities ("Federal Employment Law") because the Company qualifies as an exempt religious corporation for purposes of the Federal Employment Law. The Federal Employment Law has been subject to limited judicial and regulatory interpretation on the question of what type of religious corporation would be exempt from the reach of the Federal Employment Law. The Federal Employment Law is enforced, in part, by a federal regulatory agency that is vested with broad discretion in interpreting its meaning. The Company's policies and procedures with respect to hiring have not been examined by federal or state authorities. For these reasons, there can be no assurances that a review of the Company's hiring practices or the operation of the Company's business will not result in determinations that materially adversely affect the Company's business, results of operations and financial condition or the Company's ability to attain its objectives. Article XIII of the Company's Bylaws cannot be amended or superseded except by a super majority vote of the Company's stockholders at a meeting. See "PROPOSED BUSINESS -- Christian Statement of Faith; the Company's Policy" and "LEGAL MATTERS."

INTENDED USE OF NET PROFITS

     The Company intends generally to act in accordance with the policy, stated in Article XIII of its Bylaws, that, to the extent permitted by law, the Company will expend approximately 10% of the amount that would otherwise be the net profits of the Company, if any, for each accounting period, or such other sums as are deemed prudent by the Board of Directors of the Company, "to support, encourage, or sustain persons or entities which in the judgment of the Board of Directors are expected to make significant efforts to propagate the Gospel of Jesus Christ in any manner not in conflict with the Statement of Faith . . . without regard to the tax status or nonprofit status of the recipient." Article XIII cannot be amended or superseded except by a super majority vote of the Company's stockholders at a meeting. Accordingly, there can be no assurance that the financial condition and results of operations of the Company will not be adversely affected by these expenditures. See "PROPOSED BUSINESS -- Christian Statement of Faith; the Company's Policy."

POSSIBLE SECURITIES LAW VIOLATION

     In April 1996, the Company became aware that certain previously completed private offerings of equity securities closed between December 1994 and April 1996 at a per share price ranging from $1.66 to $4.00, may be deemed not to have been properly exempted from registration under federal and/or state law. This may give rise to the opportunity for certain stockholders to exercise rescission rights, if any, related to their investment in the Company. The Company believes that there may be valid legal defenses to any and/or all such rescission actions, if initiated. The potential of inadvertent exemption violations was communicated by the Company to the investors concerned in August, 1996. Furthermore, in December, 1996, each stockholder and member who the Company believed may have had certain claims to rescission rights, was sent a written request to waive such rights (if any) to rescission and other remedies, in connection with any past omissions or violations of federal or state securities laws or regulations by the Company and to further release the Company and its affiliates from liability associated with such possible breaches of the law (the "Waivers"). Stockholders representing approximately 84% of the proceeds raised by the Company in connection with such prior offerings delivered the Waivers to the Company. Assuming the Waivers are valid and enforceable by the Company, if, in the future, it is determined that the prior offerings were effected in violation of federal securities and/or certain state securities laws, the Company may have to refund an aggregate of approximately $388,000, plus interest from the date of purchase, to purchasers of securities in the prior offerings who have not delivered the

Waivers and bring an action for rescission within the applicable limitations period, which amount would be paid from the Net Proceeds of this Offering. If the Waivers are not deemed valid, the Company could be obligated to refund up to $1,788,399 in connection with the rescission. The Company has been informed by the Commonwealth of Virginia that pursuant to its investigation, the Commonwealth of Virginia believes the Waivers were issued in violation of the Virginia Securities Act. The Commonwealth of Virginia has requested that the Company notify each Virginia investor of their rights and remedies in connection with their investment in the Company as stipulated under the Virginia Securities Act (generally, to recover the consideration paid, together with nominal interest) and that evidence of such compliance be in the form of an affidavit signed by the Company's President which contains the date on which each investor received the notice. As of the date of this Prospectus, the Company has not been made aware of the institution by any other state, federal or regulatory authority proceeding against the Company for potential securities laws violations. The Company's financial statements do not include a reserve for any amounts the Company may be required to deliver in connection with a rescission of the prior offerings. The 607,433 shares subject to possible rescission, however, are reflected in the Company's balance sheets as Common Stock Subject to Possible Rescission.

NO PRIOR PUBLIC MARKET AND SHARE PRICE VOLATILITY

     Prior to the Offering there has been no public market for the Common Stock or Purchase Warrants and there can be no assurance that any such market will develop for the securities offered herein. The initial offering price for the Securities as well as the exercise price and other terms of the Purchase Warrants, have been determined by negotiation between the Company and the Underwriter and bear no relationship to the Company's asset value, net worth or other established criteria of value. There can be no assurance that the market price of those securities will be sustained at the offering price. Quarterly variations in the Company's operating results, news regarding other Internet firms, Company or industry performance compared to securities analyst expectations, a drop in a technology stock index and an anti-Christian sentiment in the press are examples of events which could have an immediate adverse effect on the market price of the securities offered herein. See "DESCRIPTION OF SECURITIES" and "UNDERWRITING."

SHARES ELIGIBLE FOR FUTURE SALE

     All of the 3,310,108 shares of Common Stock issued and outstanding before giving effect to the Securities purchased in the Offering (which amount, for this purpose, includes an aggregate of 340,000 shares to be issued to the holders of the Junior Notes upon satisfaction of the Junior Notes as well as all 1,767,520 shares issuable upon the exercise of the Outstanding Stock Options), are "restricted securities," as that term is defined under Rule 144 ("Rule 144"), promulgated under the Securities Act, and may only be sold pursuant to a registration statement under the Securities Act or in compliance with Rule 144. Furthermore, the holders of all of the restricted securities (other than the holders of 33,250 shares of common stock) have agreed not to sell, transfer or otherwise dispose of any shares of Common Stock for a period of 6 months (59,500 shares), 12 months (51,550 shares), 18 months (2,825,808 shares) and 24 months (340,000 shares) from the Effective Date, or any longer period required by the laws of any state. The Company is unable to predict the effect that any subsequent sales of the Company's securities by its existing stockholders, under Rule 144 or otherwise, may have on the then-prevailing market price of the Common Stock, although such sales could have depressive effect on such market price. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "DESCRIPTION OF
SECURITIES -- Shares Eligible for Future Sale."

CONTROL BY OFFICERS

     Upon the Closing, the directors and officers of the Company will own beneficially 961,538 shares of Common Stock, or approximately 24.2% of the Company's then outstanding shares of Common Stock, and will have the right to acquire 880,500 additional shares more than 60 days after the Effective Date pursuant to outstanding stock options. By virtue of this ownership, such directors and officers may be in a position to have a significant impact on the outcome of substantially all matters on which shareholders are entitled to vote, including the election of directors. See "PRINCIPAL STOCKHOLDERS" and "DESCRIPTION OF SECURITIES."

LIMITATION ON MONETARY LIABILITY OF OFFICERS AND DIRECTORS TO STOCKHOLDERS

     Section 145 of the General Corporation Law of the State of Delaware contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as a result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith. Articles 10 and 11 of the Company's Certificate of Incorporation contain provisions indemnifying officers and directors of the Company to the fullest extent provided by Delaware law. As a result, the rights of the Company's stockholders to recover monetary damages from directors of the Company for breaches of directors' fiduciary duties may be significantly limited.

NON-REGISTRATION IN CERTAIN JURISDICTION OF SHARES UNDERLYING THE PURCHASE WARRANTS

     The Purchase Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Purchase Warrants, and such shares are registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the Purchase Warrants. Although the Company will use its best efforts to have all of the shares of Common stock issuable upon exercise of the Purchase Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Purchase Warrants, there is no assurance that it will be able to do so.

     Although the Purchase Warrants will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers may buy Purchase Warrants in the after-market or may move to jurisdictions in which the shares underlying the Purchase Warrants are also registered or qualified during the period that the Purchase Warrants are exercisable. In this event, the Company would be unable to issue shares of Common Stock to those persons desiring to exercise their Purchase Warrants (whether in response to a redemption notice or otherwise), unless and until the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or exemptions exist in such jurisdictions from such qualification. Purchase Warrant holders would have no choice but to attempt to sell the Purchase Warrants or allow them to expire unexercised. See "DESCRIPTION OF SECURITIES."

DIVIDEND POLICY

     The Company has not paid any dividends on its capital stock to date and does not currently intend to pay dividends in the foreseeable future. The payment of dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and general financial condition subsequent to the Closing of this Offering. The payment of any dividends subsequent to the Closing of this Offering will be within the discretion of the Company's Board of Directors. It is the current intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board does not anticipate paying any cash dividends in the foreseeable future. See "DESCRIPTION OF SECURITIES -- Dividends."

NASDAQ SMALLCAP ELIGIBILITY AND MAINTENANCE; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SMALLCAP

     Under the current rules relating to the listing of securities on Nasdaq SmallCap, a company must have (a) at least $4,000,000 in net tangible assets, or $750,000 in net income in two of the last three years, or a market capitalization of at least $50,000,000, (b) public float of at least 1,000,000 shares, (c) market value of public float of at least $5,000,000, and (d) a minimum bid price of $4.00 per share, among other requirements. For continued listing, a company must maintain (a) at least $2,000,000 in net tangible assets, or $500,000 in net income in two of the last three years, or a market capitalization of at least $35,000,000, (b) public float of at least 500,000 shares, (c) market value of public float of at least $1,000,000, and (d) a minimum bid price of $1.00 per share; among other requirements.

     The Common Stock and the Purchase Warrants (the "Listed Securities") are expected to be eligible for initial listing on Nasdaq SmallCap under the current rules upon the Closing. If at any time after issuance the Common Stock and Purchase Warrants are not listed on Nasdaq SmallCap, and no other exclusion from the definition of a "penny stock" under the Exchange Act were available, transactions in the Listed Securities would become subject to the penny stock regulations which impose additional sales practice requirements on broker-dealers who sell such securities. See "-- Risk of Low-Priced Stocks."

     If the Company should experience losses from operations, it may be unable to maintain the standards for continued listing and the Listed Securities could be subject to delisting from Nasdaq SmallCap. Trading, if any, in the Listed Securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Listed Securities.

RISK OF LOW-PRICED AND PENNY STOCK

     If the Listed Securities were delisted from Nasdaq SmallCap, and no other exclusion from the definition of a "penny stock" under applicable Commission regulations were available, the Listed Securities may become subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting from Nasdaq SmallCap, if it were to occur, could materially adversely affect the ability of broker-dealers to sell the Securities and the ability of purchasers in this Offering to sell their Securities in the secondary market. See "DESCRIPTION OF SECURITIES."


UNDERWRITER'S INFLUENCE ON THE MARKET



     A significant amount of the Securities may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such Securities through or with the Underwriter. Although it has no obligation to do so, the Underwriter has indicated to the Company that it intends to make a market in the Securities. Such market-making activity may be discontinued at any time. The price and liquidity of the Common Stock and Purchase Warrants may be significantly affected by the degree, if any, of the Underwriter's participation in such market. If the Underwriter ceases making a market, the market and market prices for such Securities may be adversely affected and the holders thereof may be unable to sell the Securities. See "DESCRIPTION OF SECURITIES."


NON-EXERCISE OF PURCHASE WARRANTS CALLED FOR REDEMPTION


     Commencing after the Effective Date, the Purchase Warrants are subject to redemption by the Company, at the option of the Company, at $0.25 per Purchase Warrant, upon 30 days prior written notice, if the closing bid price, as reported on Nasdaq SmallCap, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Purchase Warrants averages in excess of $10.00 per share, subject to adjustment. Prior to the first anniversary of the Effective Date, the Purchase Warrants will not be redeemable by the Company without the written consent of the Underwriter. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Purchase Warrants prior to redemption of the Purchase Warrants. In the event the Company elects to redeem the Purchase Warrants, such Purchase Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Purchase Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. Redemption of the Purchase Warrants could force Purchase Warrant holders either to (i) exercise the Purchase Warrants and pay the exercise price thereof at a time when it may be less advantageous economically to do so, or (ii) accept the redemption price in consideration for cancellation of the Purchase Warrants, which could be substantially less than the market value thereof at the time of redemption. See "DESCRIPTION OF SECURITIES -- Purchase Warrants."

UNDERWRITER WARRANTS

     In connection with this Offering, the Company has agreed to sell to the Underwriter and/or persons related to the Underwriter, for nominal consideration, the Common Stock Underwriter Warrants and the Warrant Underwriter Warrants. See note (1) to the table on the cover page of this Prospectus. The holders of the Underwriter Warrants will have certain registration rights with respect to the Underwriter Warrants and the shares of Common Stock underlying the Underwriter Warrants (the "Underlying Shares"). See "UNDERWRITING." In addition, the sale, or even the possibility of sale, of the securities issuable upon exercise of the Underwriter Warrants could have an adverse effect on the market price for the Company's securities or on the Company's ability to obtain future financing. If and to the extent the Underwriter Warrants are exercised, stockholders may experience dilution in the book value of their holdings. See "DILUTION."

                                USE OF PROCEEDS

     The Net Proceeds to the Company from the sale of the Securities are estimated to be $8,669,065. If the Over-Allotment Option is exercised in full, the Net Proceeds would be $10,035,235. The Company anticipates that the Net Proceeds will be expended substantially in the manner set forth in the following table:

                                                                                   APPROXIMATE
    APPLICATION OF NET PROCEEDS                                 DOLLAR AMOUNT     % OF PROCEEDS
    ---------------------------                                 -------------     -------------
    Marketing and sales and consulting services(1)............   $ 2,400,000           28.0%
    Research and Development(2)...............................     1,200,000           14.0%
    Retirement of Debt(3).....................................     2,596,000           30.0%
    Working Capital and general corporate purposes(4).........     2,473,065           28.0%
                                                                  ----------          ------
              Total...........................................   $ 8,669,065          100.0%

---------------

(1) Represents anticipated costs for the promotion of CCN, participation in trade shows, multimedia presentations, market research; the hiring of at least four additional marketing and sales personnel and three additional personnel to the Company's editorial staff.

(2) Includes continuing enhancements of CCN and related technology.

(3) Represents (i) the satisfaction of $623,000 principal amount of the Officer Notes held by Robert C. Varney, Ph.D., the Chairman of the Board of Directors, Chief Executive Officer and a director and Bruce E. Edgington, a director of the Company, including interest payable thereon of approximately $70,000; (ii) the satisfaction of $1,700,000 principal amount of the Junior Notes, and (iii) the satisfaction of $200,000 principal amount of the Short Term Notes held by Robert C. Varney, Ph.D., the Chairman of the Board of Directors, Chief Executive Officer and a director and Bruce E. Edgington, a director of the Company, including interest payable thereon. The Officer Notes bear interest at 9.75% per annum. The Officer Notes were issued on July 10, 1996, July 30, 1996, September 26, 1996 and October 30, 1996, and
    the proceeds received by the Company from the issuance of the Officer Notes were used for working capital. The Company intends to satisfy the Officer Notes at the Closing. In connection with the satisfaction of the Officer Notes, the Company is obligated to issue to Dr. Varney and Mr. Edgington Officer Note Options to purchase up to 60,357 shares and 112,282 shares of the Common Stock, respectively, at a purchase price of $4.00 per share, exercisable at any time and from time to time for a period commencing with the satisfaction of the Officer Notes and for a period of eight years thereafter. The Company will also recognize interest expense of approximately $12,000 relating to the notes payable and $14,000 of amortization of the discount (which represents an effective rate of interest of 17.8 percent) accrued for the period June 30, 1997 to the time of the repayment of the Officer Notes. The Short Term Notes bear interest at 11.5% per annum. One of the Short Term Notes was issued on August 8, 1997, two on August 22, 1997 and two on September 5, 1997, and the proceeds received by the Company from the issuance of the Short Term Notes were used for working capital and offering expenses. The Company intends to satisfy the Short Term Notes at the Closing. The Company will recognize interest expense of approximately $1,900 relating to the Short Term Notes.

     The Junior Notes consist of $1,700,000 principal amount of non-interest bearing Junior Convertible Subordinated Notes held by 25 persons unaffiliated with the Company and John J. Meindl, Jr., a director of the Company. The Junior Notes were issued by the Company during the period December 16, 1996 through February 4, 1997, and the proceeds derived by the Company from the issuance of the Junior Notes were used for development and marketing of additional websites, CCN expansion, reduction of accounts payable and working capital. The Company intends to satisfy the Junior Notes at the Closing. Pursuant to the terms of the Junior Notes, the Company is obligated to deliver to the holders of the Junior Notes an aggregate of 340,000 shares of the Common Stock upon satisfaction of the Junior Notes. At that time the Company will also record a $1,700,000 interest expense for the use of these funds, representing an effective rate of interest of approximately 150%. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

(4) Includes payment of salaries to executive officers of $360,000 per annum over the next two years. See "MANAGEMENT -- Employment Agreements, Termination of Employment and Change-in-Control Arrangements."

     In the event that the Company's plans change or its assumptions prove to be inaccurate, or if the proceeds of this Offering prove insufficient to fund operations, the Company may find it necessary to reallocate the proceeds within the categories as described or to use a portion of the proceeds to seek additional financing or to cease operations. Any changes in the allocation of the proceeds would be based, among other things, upon a revenue mix that differs materially from that anticipated, the timing of revenue generation and the acceptance of CCN, all of which affect the level of and content of operating expenses.

     Although the Company intends to utilize a majority of the Net Proceeds for repayment of indebtedness and the expansion of its sales, marketing, promotional and product development efforts, a portion of the Net Proceeds may also be used to acquire or invest in complementary businesses or products or to obtain product development rights or complementary technologies. Accordingly, management will have significant flexibility in applying the Net Proceeds. Potential acquisition candidates may include companies with a compatible vision, product and technology, where economies of scale and significant synergy or increase in distribution of the Company's products and services may result. As of the date of this Prospectus, the Company has no agreements, understandings or arrangements with respect to any such acquisitions. Investors in this offering will not have an opportunity to evaluate the specific merits or risks of any acquisition. See "RISK FACTORS."

     The Company currently anticipates that the Net Proceeds, together with available funds will be sufficient to meet its anticipated needs for working capital, capital expenditures and business expansion for at least two years. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or debt securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the stockholders of the Company. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund its expansion, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, results of operations and financial condition. See "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

     The Net Proceeds not immediately required for the purposes set forth above will be invested in United States Government securities or other minimum risk, short-term interest-bearing investments; provided, however, that the Company will attempt not to invest the Net Proceeds in a manner which may result in the Company being deemed to be an investment company under the Investment Company Act of 1940.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1997 and as adjusted to give effect to (i) the issuance and sale of the Securities offered hereby (based on an assumed offering price of $5.00 per share and $.1875 per Purchase Warrant) and the initial application of the Net Proceeds therefrom; (ii) the issuance of 340,000 shares of Common Stock upon the repayment at the Closing, of the Junior Notes; (iii) the repayment of the Officer Notes. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" and "FINANCIAL STATEMENTS."

                                                                    OUTSTANDING     AS ADJUSTED
                                                                    -----------     -----------
Short Term Debt -- Officer Notes................................    $   623,000              --
Long Term Debt -- Junior Notes..................................      1,700,000              --
Common Stock Subject to Possible Rescission, $.01 par value,
  607,433 shares issued and 607,433 shares issued (pro forma as
  adjusted).....................................................      1,788,399       1,788,399
Stockholders Equity
(Net Capital Deficiency):
Common Stock, $.01 par value, 20,000,000 shares authorized,
  595,155 shares issued and 2,935,155 shares issued (pro forma
  as adjusted)(1)...............................................    $     5,952          29,352
Additional paid-in capital......................................        888,967      11,345,819
Common Stock Warrants...........................................        111,187              --
Accumulated Deficit(2)..........................................     (4,823,615)     (6,669,868)
                                                                    -----------     -----------
     Total stockholders' equity (net capital deficiency)........    $(3,817,509)    $ 4,705,303

---------------

(1) Excludes (i) 1,767,520 shares of Common Stock issuable upon exercise of Outstanding Stock Options (including the Officer Note Options) of which options to purchase 707,382 shares are currently exercisable, including options to acquire 30,000 shares to become exercisable at the Closing; (ii) 2,500,000 shares of Common Stock issuable upon exercise of the Purchase Warrants; (iii) 675,000 shares of Common Stock reserved for issuance upon exercise of the Over-Allotment Option, including the exercise of the Purchase Warrants included in the Over-Allotment Option; and (iv) 440,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter Warrants, including the exercise of the Warrant Underwriter Warrants. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION," "DESCRIPTION OF SECURITIES" and "UNDERWRITING."

(2) The difference between As Adjusted and Outstanding consists of (i) a $1,700,000 interest expense associated with the Junior Notes to be repaid at the Closing; (ii) $118,580 of private placement costs to be expensed in connection with the payment at the Closing of the Officer Notes and the Junior Notes; (iii) $14,000 remaining amortization of the discount for proceeds allocated to the Officer Note Options and $11,553 for related interest expense; and (iv) $1,917 interest payable on the Short Term Notes.

                                    DILUTION

     The difference between the public offering price per share and the pro forma net tangible book value per share of Common Stock of the Company after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.


     At June 30, 1997, the net tangible book value of the Company was $(3,817,509) or approximately $(6.41) per share of Common Stock of the Company (based upon 595,155 shares then outstanding). After giving effect to the issuance and sale of the 2,000,000 Shares offered hereby (and assuming that a value of $0.1875 is ascribed to each of the Purchase Warrants offered hereby), the application of the estimated Net Proceeds and the issuance of 340,000 shares upon satisfaction of the Junior Notes, the pro forma net tangible book value of the Company at June 30, 1997 would have been $4,705,303 or approximately $1.61 per share, representing an immediate increase in net tangible book value of $8,522,811 or $8.02 per share to existing stockholders and an immediate dilution of $3.39 per share to new investors (which represents 67.8% of the public offering price of the Shares). As of the date hereof, there are currently no plans, proposals, arrangements, understandings or obligations with respect to the sale of additional securities to any persons for the period commencing with the Closing, other than the Company's issuance of shares of Common Stock upon the exercise of the Over-Allotment Option, the Underwriter Warrants, the Purchase Warrants and the Outstanding Stock Options. See "PROSPECTUS
SUMMARY -- The Offering," "PRINCIPAL STOCKHOLDERS," "MANAGEMENT -- 1997 Stock Option Plan," "UNDERWRITING" and FINANCIAL STATEMENTS.


     The following table illustrates the foregoing information with respect to dilution to new investors on a per Share basis after this Offering(1):


    Initial public offering price per Share.............................              $5.00
    Net tangible book value per share of Common Stock, before this
      Offering..........................................................  $(6.41)
    Increase per share of Common Stock attributable to payment
      by new investors..................................................    8.02
                                                                          ------
    Pro forma adjusted net tangible book value per share of Common Stock
      after this Offering...............................................               1.61
                                                                                      -----
    Net tangible book value dilution to new investors per Share of
      Common Stock......................................................               3.39
                                                                                      =====


---------------

(1) If the Common Stock subject to rescission was included in the dilution calculation, the net tangible book value of the Company would be $(2,029,110) or approximately $(1.69) per share and pro forma net tangible book value would be $6,493,701 or approximately $1.84 per share, representing an immediate increase in net tangible book value of $8,522,811 or $3.53 per share to existing stockholders and an immediate dilution of $3.16 per share to new investors (which represents 63.2% of the public offering price of the Shares.)


     The following table sets forth as of the Effective Date, with respect to existing stockholders (including for this purpose the holders of the Junior Notes who will become stockholders upon the closing of this Offering) and new investors, on a pro forma basis, a comparison of the number of shares of Common Stock acquired from the Company, their percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share of Common Stock:


                                               SECURITIES PURCHASED(1)         TOTAL CONSIDERATION
                                               ------------------------     --------------------------
                                                AMOUNT       PERCENTAGE      AMOUNT(3)      PERCENTAGE
                                               ---------     ----------     -----------     ----------
Existing Stockholders(2).....................  1,542,588        100.0%      $ 2,502,909         19.3%
New Investors-Shares.........................  2,000,000        100.0%      $10,000,000         77.1%
New Investors-Warrants.......................  2,500,000        100.0%      $   468,750          3.6%
                                                                            -----------        -----
                                                                            $12,971,659        100.0%
                                                                            ===========        =====


---------------


(1) The above table assumes no exercise of the Purchase Warrants, the Over-Allotment Option, the Underwriter Warrants or the Outstanding Stock Options. If the Outstanding Stock Options currently exercisable had been exercised at June 30, 1997, the net tangible book value per share would be increased to $10,908,698 and the percentage of outstanding Common Stock owned by new investors would decrease to 84.1%.
    If the Over-Allotment Option is exercised in full with respect to Shares and with respect to Purchase Warrants, the new investors will have paid $12,039,062 for 2,300,000 Shares and 2,875,000 Purchase Warrants,
    representing approximately 82.8% of the total consideration of $14,541,971. See "PROSPECTUS SUMMARY -- The Offering," "PRINCIPAL STOCKHOLDERS," "MANAGEMENT -- 1997 Stock Option Plan" and "UNDERWRITING."

(2) Of these shares, 519,943 shares were purchased by officers, directors, promoters and affiliated persons of the Company for an aggregate consideration of $548,449.

(3) Before deduction of underwriting discounts and estimated expenses of the Offering.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read in conjunction with the Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.

GENERAL

     In April 1997 (the "Merger Date"), DIDAX, INC., a Virginia corporation, DIDAX ON-LINE, L.C., a Virginia limited liability company (collectively, "Predecessor Didax") and DIDAX INC., a Delaware corporation organized on January 7, 1997 ("Didax Delaware") consummated a reorganization resulting in Didax Delaware being the surviving corporation (the reorganization being referenced herein as the "Merger"). Under the terms of the Merger, Didax Delaware, among other things, issued a total of 1,160,376 shares of its Common Stock, representing 100% of its outstanding Common Stock subsequent to the Merger. For comparison purposes, the discussion below relates to the combined financial statements of Predecessor Didax. Predecessor Didax and Didax Delaware are referenced in this Prospectus collectively as the "Company."

     Since its inception in 1993, the operations of the Company have been limited to (a) research and development and marketing activities related to The Christian Community Network(TM) (CCN) (WWW.CHRISTCOM.NET), the Company's interactive website focused on content material that the Company generally believes appeals to the Christian community, and (b) providing for a fee, to Christian organizations, limited technology consulting services, including website development services and other related Internet services. The Company presently intends to position itself to generate commercial sales of (i) Christian interest advertising space on CCN; (ii) memberships in Christianity-based affinity marketing programs (affording participants price discounts and other benefits of group purchasing power); and (iii) Christian interest products manufactured or developed by others (primarily Christian books, Christian music and other Christian articles) on CCN. To date, the Company has generated revenues only from providing the Consulting Services, the Internet Access Services, and to a very limited extent, Retail Sales.

     The Company has an extremely limited operating history upon which an evaluation of the Company and its business can be based. The Company's business must be considered in light of the risks, expenses and problems frequently encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets, such as the Internet. The market for the Company's services and products has only very recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed services and products for use on the Internet. As a result, the Company's mix of services and products may undergo substantial changes as the Company reacts to competitive and other developments in the overall Internet market. The Company has achieved only limited revenues to date, has incurred net losses since inception and expects to continue to operate at a loss for the foreseeable future. As of June 30, 1997, the Company had an accumulated deficit of approximately $4,823,615. See "RISK
FACTORS -- Extremely Limited Operating History; Accumulated Deficit and Anticipation of Continued Losses" and "-- Developing Market; Validation of the Internet as an Effective Commerce Medium."

     As a result of the Company's extremely limited operating history, the Company has no meaningful historical financial data upon which to base future operating expenses. Accordingly, the Company's expense levels are based in part on the Company's goals for obtaining future revenues, of which there can be no assurance. A shortfall in revenues would have an immediate adverse impact on the Company's business, results of operations and financial condition. To date, the Company has generated no material revenue from the commercial sale of advertising space on CCN and very limited sales of products via CCN. The Company plans to significantly increase its operating expenses, increase its sales and marketing efforts, fund greater levels of product development, increase its editorial staff and increase its general and administrative costs. The Company expects to experience significant fluctuations in future quarterly operating results and believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance. See "RISK FACTORS -- Extremely Limited Operating History; Accumulated Deficit and Anticipation of Continued Losses" and "-- Potential Fluctuations in Quarterly Results."

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

     For the six months ended June 30, 1997, the Company incurred a loss of $1,323,386 compared to a loss of $1,408,391 for the six-month period ended June 30, 1996. This decreased loss of approximately $85,005 (approximately 6%) was due to increased revenue and decreased payroll expenses offset by increases in interest expense and the donation of stock. During the six month periods ended June 30, 1997 and June 30, 1996 the Company donated to three separate Christian ministry customers unaffiliated with the Company otherwise salable computer consulting services, including website development services valued at approximately $48,000 and $138,000, respectively. Additionally, the period ended June 30, 1997 includes a $200,000 expense for the market value of 40,000 shares of Common Stock donated to one of these ministries, Promise Keepers, Inc.

     The Company derived $188,645 in revenue during the six-month period ended June 30, 1997 compared to $42,045 in revenues for the six-month period ended June 30, 1996. $27,941 of the revenue generated during this period was generated from Internet Access Services which were recognized ratably over the period that such services were provided, $154,388 was generated from Consulting Services, $1,788 was generated from advertising and $4,528 was generated from Retail Sales. This compares to $28,929 generated from Internet Access Services, $9,789 from Consulting Services and $3,327 from Retail Sales for the six-month period ended June 30, 1996. There was no prior year advertising revenue and the Company ceased to actively market Internet Access Services in the fourth quarter of 1996. Interest income was $15,453 for the six-month period ended June 30, 1997 compared to $10,763 for the six-month period ended June 30, 1996.

     Cost of goods and services, consisting primarily of costs related to development, maintenance and support of customer websites increased to $100,790 for the six month period ended June 30, 1997 as compared to $61,014 for the six month period ended June 30, 1996. Technical and development expenses, consisting primarily of costs related to the Company's product development activities for CCN decreased to $287,980 for the six-month period ended June 30, 1997 as compared to $373,107 for the six month period ended June 30, 1996. Approximately half of this decrease in technical and development expenses is due to the increase in revenue which results in a larger portion of these expenses now being classified as cost of sales rather than as technical and development expense. The remaining decrease in technical and development expense is associated with reduced salaries and headcount. Sales and marketing costs, consisting primarily of expenses related to employees and consultants engaged in sales activities, as well as promotional cost related to CCN, increased to $670,443 during the six month period ended June 30, 1997 as compared to $611,445 for the six month period ended June 30, 1996 when the majority of the expense was associated with the marketing of Internet Access Services. The June 30, 1997 figure includes the $200,000 recognized pursuant to the donation of common stock noted above. The Company believes that it will continue to incur substantial technical and marketing expenses in the foreseeable future. General and administrative expenses consisting of payroll and related expenses and office overhead costs (including rent) decreased by approximately $35,312 (8.5%) to $380,321 for the six months ended June 30, 1997, as compared to $415,633 for the six-month period ended

June 30, 1996. This decrease was primarily a result of voluntary salary reductions. The Company's payroll costs decreased to $991,191 from $1,260,354 primarily as a result of headcount and salary reductions.

     For the six-month period ended June 30, 1997, interest expense was $88,471 versus $0 for the comparable six-month period ended June 30, 1996. This increase is a result of increased borrowings of $835,000 during the third and fourth quarter of 1996 inclusive of recognition of amortization of the discount on warrants issued to an executive officer and a director of the Company. See
"-- Liquidity and Capital Resources" and Note D to FINANCIAL STATEMENTS.

  YEAR ENDED DECEMBER 31, 1996 VS. YEAR ENDED DECEMBER 31, 1995

     For the year ended December 31, 1996, the Company incurred a net loss of $(2,464,904) compared to a net loss of $(706,564) for the year ended December 31, 1995. This increased loss of approximately $1,758,340 was due to substantial increases in interest and expenses associated with product development, marketing expenses and general and administrative expenses related to increases in lease payments, professional fees and increased professional staff. During the year ended December 31, 1996 and December 31, 1995, as part of its product development expense, the Company provided without charge to Christian ministry customers otherwise salable computer consulting services, including website development services valued at approximately $240,500 and $250,000, respectively.

     The Company generated $180,776 in revenue during the year ended December 31, 1996 compared to no revenue for the year ended December 31, 1995. Of the revenue generated in 1996, $90,571 was generated from Internet Access Services, which were recognized ratably over the period that such services were provided, $81,371 was generated from Consulting Services, and $8,834 was generated from Retail Sales. Interest income was $11,412 for the year ended December 31, 1996 compared to $4,353 for the year ended December 31, 1995 partially as a result of the increase in liquid assets during 1996. See "-- Liquidity and Capital Resources," and Note D to FINANCIAL STATEMENTS.

     Cost of goods and services increased to $226,220 for the year ended December 31, 1996 as compared to none for the year ended December 31, 1995. Technical and development expenses increased to $694,072 for the year ended December 31, 1996 as compared to $283,819 for the year ended December 31, 1995. Sales and marketing costs increased to $991,300 during the year ended December 31, 1996 as compared to $259,701 for the year ended December 31, 1995. General and administrative expenses increased by approximately $504,128 (301%) to $671,525 for the year ended December 31, 1996, as compared to $167,397 for the year ended December 31, 1995, partially as a result of increased professional fees relating to initial customer and vendor contracts. The Company's payroll costs increased to approximately $1,334,896 for the year ended December 31, 1996 from $342,724 for the year ended December 31, 1995 as a result of approximately ten additional employees hired.

     For the year ended December 31, 1996, interest expense was $77,815 versus none for the year ended December 31, 1995. This increase is a result of borrowings of $835,000 during the third and fourth quarter of 1996 inclusive of recognition of amortization of the discount on warrants issued to an executive officer and a director of the Company. See "-- Liquidity and Capital Resources," and Note D to FINANCIAL STATEMENTS.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations and met its capital expenditure requirements from proceeds of the private sale of its equity securities totaling approximately $2,491,000, the issuance of the Officer Notes in the principal amount of $623,000, the issuance of the Junior Notes in the principal amount of $1,700,000, and the issuance of the Short Term Notes in the principal amount of $200,000.

     With regard to the equity securities, in December 1996, the Company solicited waivers from fifty investors, of rescission rights and other remedies, in connection with any past omissions or violations of federal or state securities laws or regulations by the Company and to further release the Company and its affiliated from liability associated with such possible breaches of the law (the "Waivers"). Shareholders representing approximately 84% of the proceeds raised by the Company in connection with such prior offerings delivered the Waivers to the Company. Assuming the Waivers are valid and enforceable by the Company, if in the future it is determined that the prior offerings were effected in violation of federal securities and/or certain state securities laws, the Company may have to refund an aggregate of approximately $388,000 plus interest from the date of purchase, to purchasers of securities in the prior offerings who have not delivered the Waiver and bring an action for rescission within the applicable limitations period. If the Waivers are not deemed valid, the possible rescission totals $1,788,399. The Company's financial statements do not include a reserve for any amounts the Company may be required to deliver in connection with a rescission of the prior offerings, however the 607,433 shares subject to possible rescission are reflected in the Company's balance sheets as Common Stock Subject to Possible Rescission. See "FINANCIAL STATEMENTS."


     The Officer Notes consist of four promissory notes aggregating $623,000 principal amount of debt owed by the Company to Robert C. Varney, Ph.D. ($201,000) and Mr. Bruce E. Edgington ($422,000), the Chairman of the Board of Directors and Chief Executive Officer of the Company, and a director of the Company, respectively. The Officer Notes bear interest at 9.75% per annum. The Officer Notes were issued on July 10, 1996, July 30, 1996, September 26, 1996 and October 30, 1996, and the proceeds received by the Company from the issuance of the Officer Notes were used for working capital. The Company intends to satisfy the Officer Notes at the Closing. In connection with the satisfaction of the Officer Notes, the Company is obligated to issue to Dr. Varney and Mr. Edgington Officer Note Options to purchase up to 60,357 shares and 112,282 shares of the Common Stock, respectively, at a purchase price of $4.00 per share, exercisable at any time and from time to time for a period commencing with the satisfaction of the Officer Notes and for a period of eight years thereafter. The Company will also recognize interest expense of approximately $11,500 relating to the notes payable and $14,000 of amortization of the discount (which represents an effective rate of interest of 17.8 percent) accrued for the period June 30, 1997 to the time of the repayment of the Officer Notes.



     The Junior Notes consist of $1,700,000 principal amount of non-interest bearing Junior Convertible Subordinated Notes held by 25 persons unaffiliated with the Company and John J. Meindl, Jr., a director of the Company. The Junior Notes were issued by the Company during the period December 16, 1996 through February 4, 1997, and the proceeds derived by the Company from the issuance of the Junior Notes were used for development and marketing of additional websites, CCN expansion, reduction of accounts payable and working capital. The Company intends to satisfy the Junior Notes at the Closing. Pursuant to the terms of the Junior Notes, the Company is obligated to deliver to the holders of the Junior Notes an aggregate of 340,000 shares of the Common Stock upon satisfaction of the Junior Notes. At that time, the Company will also record a $1,700,000 interest expense for the use of these funds, representing an effective rate of interest of approximately 150%.


     The Short Term Notes consist of five promissory notes aggregating $200,000 principal amount of unsecured corporate debt owed by the Company to Robert C. Varney, Ph.D. ($70,000) and Mr. Bruce E. Edgington ($130,000), the Chairman of the Board of Directors and Chief Executive Officer of the Company, and a director of the Company, respectively. The Short Term Notes are sixty day notes which bear interest at 11.5% per annum. The Short Term Notes were issued on August 8, 1997, August 22, 1997 and September 5, 1997, and the proceeds received were used for working capital and offering expenses. The Company intends to satisfy the Short Term Notes at the Closing. The Company will recognize interest expense of approximately $1,900 prior to the Closing related to the Short Term Notes.

     During the six month periods ended June 30, 1997 and June 30, 1996, net cash used in operating activities was $928,012 and $1,216,299, respectively. During the fiscal year ended December 31, 1996 and December 31, 1995, net cash used in operating activities was $2,023,558 and $693,309, respectively, including $180,668 and $67,674 used in connection with investment activities during 1996 and 1995, respectively.

     As of June 30, 1997, the Company had current liquid assets of $170,419 compared to $1,932 at December 31, 1996. The Company had total assets of $807,480 and $282,274 at June 30, 1997 and December 31, 1996, respectively. The increase in liquid assets and total assets is attributable to the Company's receipt of cash in exchange for the issuance of the Junior Notes.

     Capital expenditures have been, and future expenditures are anticipated to be, primarily for facilities and equipment to support expansion of the Company's operations and management information systems. While the Company has no material capital commitments, the Company anticipates that its planned purchases of capital equipment will increase with increases in salaried employees and website traffic.

     The Company is currently expending approximately $175,000 per month, which expenses include operational expenses, salaries, rent and professional fees. The Company anticipates that its expenses will increase due to additional expenses, including increases in salaries for executive officers totaling approximately $13,000 per month, the payment of salaries for additional personnel, increased professional expenses and increased sales and marketing expenses. The Company expects that the Net Proceeds will be sufficient to meet its working capital requirements for two years. See "RISK FACTORS."

     THE COMPANY'S FINANCIAL STATEMENTS INCLUDE AN EXPLANATORY PARAGRAPH TO THE EFFECT THAT THE COMPANY'S ABILITY TO CONTINUE OPERATIONS IS DEPENDENT UPON THE SALE OF THE SECURITIES OR OTHER FUND-RAISING, WHICH RAISES SUBSTANTIAL DOUBT ABOUT ITS ABILITY TO CONTINUE AS A GOING CONCERN. THE COMPANY'S FINANCIAL STATEMENTS DO NOT INCLUDE ANY ADJUSTMENTS WHICH MIGHT BE NECESSARY SHOULD THE COMPANY BE UNABLE TO CONTINUE AS A GOING CONCERN. SEE FINANCIAL STATEMENTS.

     The Company is not involved in any material acquisitions, nor are there any material acquisitions currently planned. There is no assurance that the Company's resources will be sufficient to finance any acquisition or expansion of the Company's operations.

                               PROPOSED BUSINESS

OVERVIEW

     Since its inception in 1993, the operations of the Company and its predecessors (referred to in this Prospectus collectively as the "Company") have been limited to (a) research and development and marketing activities related to The Christian Community Network(TM) ("CCN") (WWW.CHRISTCOM.NET), the Company's interactive website focused on content material that the Company generally believes appeals to the Christian community, and (b) providing for a fee, to Christian organizations, limited technology consulting services, including website development services, Internet access through the IBM Global Network, hosting through various hosting services (including in-house hosting) and other related Internet services. The Company's website, an Internet-based alternative to traditional means of communication by Christian ministries and Christian content publishers and retailers (such as fliers, periodicals, books, radio and television) is intended to provide its target constituent base, the Christian consumer, with resources and information provided by Christian and secular retailers, publishers, charities and ministries. The Company's website is also intended to reduce its clients' costs of contacting their target constituents and markets while expanding the potential reach and duration of that contact. Access to CCN is currently provided free of charge to persons who have Internet access. To date, the Company has derived all of its revenues from (i) providing Consulting Services to Christian organizations, such as Promise Keepers, a nonprofit Christian ministry (PK Net, www.promisekeepers.org), Christianity Today, Inc., a publisher of Christian periodicals (www.christianity.net), Learn @ Home, a coalition of Christian homeschooling professional organizations, and World Vision, an international Christian relief agency; (ii) providing Internet Access Services; and (iii) to a very limited extent, Retail Sales. See
"-- Strategic Relationships" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION -- General"

     The Company targets the marketing of its sales, products and services and the content on CCN to persons of all ages, economic levels, genders, ethnic backgrounds and nationalities that identify themselves as Christian, principally Protestant (regardless of denomination, if any) and Catholic, with particular emphasis upon evangelical Christians. According to a poll conducted by the Gallup Organization in 1994, approximately 25% of Americans identify themselves as Catholic and approximately 20% identify themselves as Protestant. The Pew Center for Civic Journalism in a survey published in April 1997, reported that approximately 35% of the United States population identify themselves as evangelical Christians. The Wall Street Journal (September 1996) reported that the number of individuals on the Internet grew from approximately eight million in September 1995 to approximately 30 million in September 1996. According to Intelliquest, a marketing research firm, the number of individuals on the Internet grew to approximately 47 million by February 1997. According to SOMA Communications, Inc., a Christian broadcast market research firm, over 70% of Christians on the Internet have annual incomes in excess of $40,000 and over 30% of Christians on the Internet have annual incomes over $75,000. According to Christianity Today, Inc., a publisher of Christian periodicals, when compared to the general U.S. population, Christians are approximately 25% more likely to own a computer and approximately 15% more likely to own a modem.

     The Company presently intends to position itself to generate commercial sales of (i) Christian interest advertising space on CCN; (ii) memberships in Christianity-based affinity marketing programs (such as sales of Internet-based travel services), which afford participants price discounts and other benefits of group purchasing power; and (iii) Christian interest products manufactured or developed by others (primarily Christian books, Christian music and other Christian articles) on CCN. The Company recently has released the Promise Keepers Marketplace and on CCN, its on-line Christian books and music store featuring Christian content material produced by others.

     The Company has an extremely limited operating history upon which an evaluation of the Company and its business can be based. For the fiscal years ended December 31, 1995 and 1996 and the six-month periods ended June 30, 1996 and 1997, the Company generated net losses of $(706,564), $(2,464,904), and $(1,408,391) (unaudited) and $(1,323,388) (unaudited), respectively, from operations. See FINANCIAL STATEMENTS. The Company has achieved only limited revenues to date, has incurred net losses since inception and expects to continue to operate at a loss for the foreseeable future. Its expense levels are based in part on its expectations as to future revenues, if any. Any shortfall in revenues, whether caused by the cancellation or deferral of, or the failure to obtain, advertising, retail or website development customers, or otherwise, would have an immediate material adverse impact on the Company's business, results of operations and financial condition. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

INFORMATION AND COMMERCE ON THE INTERNET GENERALLY

     The Internet is a network of computers which enables users to access and share information and conduct business transactions. Much of the recent growth in the use of the Internet by businesses and individuals has been driven by the emergence of the World Wide Web (the "Web"), which enables non-technical users to exploit the resources of the Internet. International Data Corporation ("IDC") estimates that the number of Web users increased from 16.1 million at the end of 1995 to 34.6 million at the end of 1996 and that this number will increase to 163 million by the end of the year 2000.

     The emergence of the Internet as a significant communications medium is driving the development and adoption of website content and commerce applications that offer convenience and value to consumers, as well as unique marketing opportunities and reduced operating costs to businesses. By hosting information about products and services on a website, a company or organization can enable potential customers or constituents in any geographical area to gather relevant, in-depth information about products, services or organization activities and messages at their convenience and according to their preferences. A growing number of consumers have begun to transact business electronically, such as paying bills, booking airline tickets, trading securities and purchasing consumer goods, including personal computers, consumer electronics, compact disks, books and vehicles. Moreover, online transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary. In addition, website commerce applications enable businesses and organizations, including ministries, to rapidly target and economically manage a broad customer and constituent base and establish and maintain ongoing direct customer and constituent relationships. IDC estimates that the dollar value of goods and services purchased over the Internet will increase from approximately $318 million in 1995 to $95 billion in the year 2000.

CURRENT OPERATIONS

  Research and Development; Initial Marketing

     As of June 30, 1996, the Company had developed most of the infrastructure necessary to support a coordinated collection of websites. During the third quarter 1996, the Company created three products which could be accessed by Internet users via CCN: an Internet radio station, discussion forums, and a Reuters news feed. Shortly thereafter, during the fourth quarter 1996, retail purchasing services became accessible to Internet users via CCN. In the second quarter of 1997, the Company launched beta versions of chat and a database driven magazine. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION -- Results of Operations."

     Before 1997, the Company's marketing activities were limited to its direct communication with Christian organizations and its distribution of diskettes to participants in programs of Promise Keepers to afford them access to CCN. The Company commenced more active promotional activity in January 1997 through Internet-based marketing and expanded its non-Internet based marketing activity to print media, radio stations and direct mail promotion in April 1997. By June 30, 1997 after three months of promotion, the number of ad impressions on CCN tripled.

  Website Development and Technology Consulting Services

     The Company has been engaged in providing the Consulting Services for others since late 1995. Substantially all of the Consulting Services were donated to the Company's clients. Currently, the Company generates approximately $30,000 per month from providing Consulting Services to others. The Company has received more than 20 awards for its website development activities. In addition to Promise Keepers and Christianity Today, Inc., for which the Company developed websites in April 1996, the Company's website services and development clients include World Vision, Maranatha! Music, the Salvation Army, Ministry Business Services, Prison Fellowship, Family Research Council, Evangelical Council for Financial Accountability (ECFA), Christian Liberty Academy and Billy Graham Institute of Evangelism. Because other firms in the Christian niche market (some of which have longer operating histories and may have greater financial and other resources) offer website development and computer consulting services at competitive prices, there can be no assurances that the Company will derive significant revenues from providing Consulting Services in the future.

INTENDED OPERATIONS

  Fee-Based Advertising

     Access to CCN is provided by the Company free of charge to those persons who have Internet access. The Company attempts to collect demographic (e.g. age, sex, location) and psychographic (e.g. purchasing habits, brand loyalty, price sensitivity) characteristics of its consumers by building individual profiles over a period of time through guestbook registration, online surveys and instant polling techniques. User profiles allow the Company to provide valuable, targeted information to the consumer (called Personalization), resulting in the Company positioning itself to receive a greater share of that consumer's expenditures. At the same time, Personalization provides highly-targeted exposure opportunities, positioning the Company to charge higher premiums for third-party advertising on CCN.

     The Company measures website traffic according to the number of "visits" and "ad impressions." A visit is a sequence of pages viewed by a single user within a defined time period, normally 30 minutes. An ad impression is the display of a banner advertisement to a site visitor.

     The traffic throughout CCN has grown from 1,345 visits per month in July 1996 to 84,297 visits per month in July 1997, a growth of approximately 6200% over a one-year period. Ad impressions on CCN have increased from 109,606 per month in February 1997 to 645,740 per month in July 1997, representing a growth of approximately 500% in five months.

     The Company believes, based on an informal survey of the market, that the cost of advertising on websites is within the range of $15 to $50 per 1,000 ad impressions ("CPM"). In late June 1997, the Company formed an advertising sales program which has generated $5,025 of revenue over the June to September period representing approximately 11% of the Company's current monthly ad inventory, at an average CPM rate of over $25 per CPM. To the extent the Company continues to have advertisements on CCN for which it receives a fee, in the event there is an increase in the website traffic on CCN, the Company's revenues from advertising should increase. See " -- The DIDAX Plan."

  Affinity Program

     In order to offer CCN consumers and other members of the Christian community additional services and encourage them to regularly revisit CCN, the Company intends to begin offering an Internet-based affinity program during the fourth quarter of 1997. This program, which has been developed in conjunction with an affinity consulting organization, may include various services, including web-based travel services, overnight delivery service, long-distance telephone service, business equipment imaging supplies, paging services and financial services. Members will accumulate credits to be applied towards the purchase of products on CCN. The Company currently expects that consumers will pay an annual fee for such programs or a small commission each time certain services are utilized, such annual fee to range from approximately $30 to $100 per member depending upon the level of membership.

  Commercial Sales of Products and Services

     The Company believes that enhancing its national brand name recognition and position as a leading Internet-based Christian product and service marketer is critical to its efforts to solicit purchase requests and subscribing manufacturers, producers and distributorships. The Company believes the growing number of websites offering competing services and the relatively low barriers to entry in providing Internet services increase the importance of establishing and maintaining brand name recognition. In order to enhance brand name awareness, the Company intends to market aggressively its products and services to consumers and Internet users by advertising on various websites, in print media and by direct mail.


     Products currently being offered for retail sale on CCN consist of approximately 14,000 separate items of Christian books and music and related items. The books and music are being offered on CCN through the Company's on-line store, Books for Life. In addition, in August 1997, the Company launched a Marketplace offering products specifically targeted toward specific ministries. Approximately $30,000 of sales were generated by this marketplace for the month ended August 1997, for which the Company is entitled to receive a 5% royalty.


  Additional Services

     In order to generate additional revenues, attract more consumers to its website and Christian organizations and retailers to its programs and remain competitive, the Company must successfully develop, market and introduce new services. There can be no assurance that the Company will successfully develop or introduce new services, that such services will achieve market acceptance or that subscribing Christian organizations and retailers will not view such new services as competitive to services already offered by such Christian organizations and retailers. The Company intends to incur additional expenses to develop and successfully market such services. To the extent that revenues generated by such additional services are insufficient to cover such expenses, the Company's operating results would be adversely affected. Should the Company fail to develop and successfully introduce competing services, the Company's business, results of operations, and financial condition may be materially adversely affected.

THE DIDAX PLAN

     Having developed websites for Christian organizations and the infrastructure and certain limited services for users of CCN, the Company contemplates offering expanded services on CCN, including real time chat rooms and forums, initially across four topic areas: (1) Business and Finance; (2) Culture and Politics; (3) Arts and Entertainment; and (4) Christian Life. The Company currently has an agreement with Reuters whereby Reuters provides for a fee, secular news content on CCN, updated hourly. For Christian information on CCN, in addition to the Company providing information, the Company receives without charge, Christian content material offered on CCN from various Christian organizations, including Promise Keepers, Christianity Today, Prison Fellowship, DOVE, Family Research Council and the Christian Film and TV Commission. The Company also receives religious news for a fee from Evangelical News Service. The Company also plans to provide on CCN, stock market quotes and other business data, as well as secular content through links to other Internet sites.

     In anticipation of the Company providing these expanded services on CCN, the Company has commenced its first significant promotion in order to build traffic to provide a strong base for advertising revenues. Specifically, the Company has undertaken the following marketing initiatives: (1) CCN promotion by public relations firms, including Superhighway Consulting Services and World Wide Web Public Relations; (2) a CCN update and announcement service using Intermind, a leading push technology; (3) a radio affiliate promotion program;
(4) retention of an advertising agency; (5) commencement of a banner exchange/ purchase program on websites; (6) print advertising; and (7) retention of a public relations firm with news clipping services.

     The Company intends to seek to grow its CCN traffic in order to position itself to sell on CCN advertising space as well as products of particular interest to the Christian community. The Company then will seek to develop additional revenue paths, such as transaction processing, subscriptions, micro-transactions, affinity programs, reservations, and ticket sales. The selection will be determined by a combination of market research and current site traffic analysis.

     In the future, the Company may seek to integrate CCN with other Christian resources on the Internet. In certain circumstances, the Company will attempt to partner with other organizations, with the Company assuming responsibility for various Internet activities and the partner assuming responsibility for areas in which it has expertise, with the collective goal of providing more Christian resources to Christian consumers.

STRATEGIC ALLIANCES

     The most significant sources of the Company's revenues to date have been derived from the Company providing website development and other technology consulting services to Promise Keepers and World Vision. The consulting services that the Company provides to these ministries are labor intensive and are billed at hourly rates along with other direct costs. From March 1996 through June 1997 payments to the Company by Promise Keepers totalled $110,000. The monthly amounts paid ranged from $2,000 to $13,000. The first $250,000 of services rendered by the Company to Promise Keepers in 1995 were completed at no charge. In addition, from March 1996 through June 1997, the Company has provided internal system maintenance, software and certain web development services amounting to $260,000 at no charge. The Company has also donated to Promise Keepers 40,000 shares of the Company's Common Stock for which the Company recognized a $200,000 expense in the second quarter of 1997. After June 15, 1997, the contract between the Company and Promise Keepers is cancellable by either party without cause upon 60 days prior notice. The services provided to World Vision in creating www.worldvision.org continue under a one year cancellable contract which expires in October of 1997. Contract inception through June 1997, the total payments to the Company by World Vision were $58,000, consisting of a one time charge of $12,000 for consulting and five monthly billings of approximately $9,200 each. For a discussion of the Company's material relationships with vendors, see "RISK FACTORS -- Dependence on Strategic Relationships."

COMPETITION

     To the extent the Company engages in sales of advertising space on CCN, the Company will compete with print and direct mail, radio and television advertising, as well as several hundreds of thousands of other websites.

     The Company's retail sales services compete against a variety of Internet and traditional buying services and stores, some of which offer the same products and services as the Company does on CCN. In the Internet-based market, the Company competes for attention with other entities which maintain similar commercial websites. The Company also competes indirectly against affinity programs offered by several companies.

     The market for Internet-based commercial services is new and competition among commercial websites is expected to increase significantly in the future. The Internet is currently characterized by minimal barriers to entry, and current and new competitors can launch new websites at relatively low cost. Potential competitors could include, but are not limited to, information service providers and manufacturers, producers and distributors of products and services. In order to compete successfully as an Internet commerce entity, the Company must significantly increase awareness of the Company and its brand name, effectively market its services and successfully differentiate its website. Certain of the Company's current and potential competitors have longer operating histories and greater name recognition. Such competitors could undertake more aggressive and costly marketing campaigns than the Company, which may adversely affect the Company's marketing strategies and have a material adverse effect on the Company's business, results of operations or financial condition.

     In addition, as the Company introduces new services, it will compete directly with a greater number of companies. Such companies may already maintain or may introduce websites which compete with those of the Company. There can be no assurance that the Company can continue to compete successfully against current or future competitors, nor can there be any assurance that competitive pressures faced by the Company will not result in increased marketing costs, decreased Internet traffic or loss of market share or otherwise will not materially adversely affect its business, results of operations and financial condition.

     The Company believes that the principal competitive factors affecting the market for Internet-based marketing services are the speed and quality of service execution, the size and effectiveness and quality of products and services of the participating manufacturers, producers and distributors, competitive pricing, successful marketing and establishment of national brand name recognition, positioning itself as a leading

Internet-based marketing service, the volume and quality of traffic to and purchase requests from a website and the ability to introduce new services in a timely and cost-effective manner. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company will be able to compete successfully against current or future competitors with respect to any of these factors.

     The Company's known competitors include CHRISTIANITY ONLINE (COL), an area available only to American Online subscribers operated by Christianity Today, Inc. The Company has developed Christianity.Net, a website operated by Christianity Today, Inc. which is available through CCN to all Internet users pursuant to an agreement between the Company and Christianity Today, Inc. Other known competitors include GOSPEL COMMUNICATIONS NETWORK (GCN), a website operated by a division of Gospel Films, currently supported through donations and does not generate revenue through advertising; GOSHEN, a website operated by Media Management, which provides limited news services and advertising space; ICRN (INVOLVED CHRISTIAN RADIO NETWORK BY DOMAIN), a website operated by The Domain Group, a for-profit international marketing and fund raising organization currently operating an Internet radio service geared to the Christian community; LIGHTSOURCE ONLINE (BY KMA), a website operated by Killian, McCabe and Associates (KMA), a for-profit marketing and fund raising organization currently operating an Internet radio service geared to the Christian community; CHRISTIAN ANSWERS, a website operated by Eden Communications supported entirely by donations, including an area of interest to young Christians and movie reviews; and NETCENTRAL, a website operated by Net Central, Inc. and providing information on Christian music and artists.

OPERATIONS AND TECHNOLOGY

     The Company believes that its future success is dependent on its ability to improve continuously the speed and reliability of CCN, enhance communications functionality with its consumers and maintain the highest level of information privacy and transaction security. Continuous system enhancements are primarily intended to accommodate increased traffic across the Company's website, improve the speed with which purchase requests are processed and heighten website security, which will be increasingly important as the Company offers new services. System enhancements entail the implementation of sophisticated new technology and system processes and there can be no assurance that such continuous enhancements may not result in unanticipated system disruptions, such as power loss and telecommunications failures. The Company's primary servers are located offsite and maintained by various unaffiliated third parties. In addition the Company maintains certain servers at its corporate headquarters in Chantilly, Virginia. The Company's servers are vulnerable to interruption by damage from fire, hurricane, power loss, telecommunications failure and other events beyond the Company's control. The Company is in the process of developing comprehensive out-of-state disaster recovery plans to safeguard consumer information. The Company maintains business interruption insurance for the actual loss of business income sustained due to the suspension of its operations over a twelve month period as a result of direct physical loss of or damage to property at the Company's offices. However, in the event of a prolonged interruption, it is probable that this business interruption insurance will not be sufficient to fully compensate the Company. In the event that the Company experiences significant system disruptions, the Company's business, results of operations or financial condition could be materially adversely affected.

     The Company's services also may be vulnerable to break-ins and similar disruptive problems caused by Internet users. Further, weaknesses in the Internet may compromise the security of confidential electronic information exchanged across the Internet. This includes, but is not limited to, the security of the physical network and security of the physical machines used for the information transfer. Any such flaws in the Internet or the end-user environment, or weaknesses or vulnerabilities in the Company's services or the licensed technology incorporated in such service, would jeopardize the confidential nature of information transmitted over the Internet and could require the Company to expend significant financial and human resources to protect against future breaches, if any, in order to alleviate or mitigate problems caused by such security breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. To the extent that activities of the Company, or third party contractors, involve the storage and transmission of proprietary information (such as personal financial information or credit card numbers), security breaches could expose the Company to a risk of financial loss or litigation or other liabilities. Any such occurrence could reduce consumer satisfaction in the Company's services and could have a material adverse effect on the Company's business, results of operations or financial condition.

TRADEMARKS AND PROPRIETARY RIGHTS

     The Company's success and ability to compete is dependent in part upon its proprietary systems and technology. While the Company relies on trademark, trade secret and copyright laws to protect its proprietary rights, the Company believes that the technical and creative skills of its personnel, continued development of its proprietary systems and technology, brand name recognition and reliable website maintenance are more essential in establishing and maintaining a leadership position. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's proprietary rights is difficult. In addition, litigation may be necessary in the future to enforce or protect the Company's intellectual property rights or to defend against claims of infringement or invalidity. Misappropriation of the Company's intellectual property or potential litigation could have a material adverse effect on the Company's business, results of operations or financial condition.

CHRISTIAN STATEMENT OF FAITH; THE COMPANY'S POLICY

     Article XIII of the Company's Bylaws provides that the Company is a "religious corporation." To this end and in order to best identify with and service its selected Christian market niche and to generate its Internet product which is heavily content laden, the Company's policy is generally to include among its officers and directors unconditionally, and employees, where a bona-fide occupation qualification exists, only persons who, upon request, subscribe to the Company's Christian Statement of Faith as follows:

"1. We believe that there is one God, eternally existing in three persons: the Father, the Son, and the Holy Spirit.

"2. We believe that the Bible is God's written revelation to man and that it is verbally inspired, authoritative, and without error in the original manuscripts.

"3. We believe in the deity of Jesus Christ, His virgin birth, sinless life, miracles, death on the cross to provide for our redemption, bodily resurrection and ascension into heaven, present ministry of intercession for us, and His return to earth in power and glory.

"4. We believe in the personality and deity of the Holy Spirit, that He performs the miracle of the new birth in an unbeliever and indwells believers, enabling them to live a godly life.

"5. We believe that man was created in the image of God, but because of sin, was alienated from God. That alienation can be removed only by accepting through faith, God's gift of salvation which was made possible by Christ's death."

     In order to implement the Christian Statement of Faith, the Company intends generally to act in accordance with the following policy, as stated in its
Bylaws:

     "The Corporation shall:

"1. Actively seek to market the services of the [C]orporation to those persons, entities, and agencies which are actively involved in propagating a pattern of beliefs and actions consistent with the tenets of the Statement of Faith. Nothing herein shall be construed to prohibit marketing such services to other persons, entities, or agencies except as specifically set forth in the prohibitions or corporate action set forth below.

"2. To the extent permitted by law, expend from the revenues of the [C]orporation such sums as are deemed prudent by the Board of Directors to support, encourage, or sustain persons or entities which in the judgment of the Board of Directors are expected to make significant efforts to propagate the Gospel of

    Jesus Christ in any manner not in conflict with the Statement of Faith. Such expenditures may be made without regard to the tax status or nonprofit status of the recipient. It is expected that the expenditures paid out under the provisions of this paragraph shall approximate ten percent (10%) of the amount that would otherwise be the net profits of the [C]orporation for the accounting period.

     "The Corporation shall not:

"1. Take any position publicly or privately that denies or conflicts with the tenets of the Statement of Faith.

"2. Elect, qualify or permit to serve in office as a [d]irector or officer to the [C]orporation any person who has not without reservation subscribed to the Statement of Faith as being true, accurate and correct or who having so subscribed has either publicly or privately recanted from a particular of the Statement of Faith or who has publicly made statements or taken actions without repentance which the Board of Directors finds to be in clear conflict with the Statement of Faith.

"3. Hire or continue to employ any employee in any position in which, in the sole discretion of the Corporation, subscription to the Statement of Faith is a bona-fide occupational qualification reasonably necessary to the normal operations of the Corporation's activities, where such employee refuses, upon request, to subscribe to the Statement of Faith or having so subscribed has either publicly or privately recanted from any particular of the Statement of Faith or has publicly made statements or taken actions without repentance which the Board of Directors finds to be in clear conflict with the Statement of Faith. Because the Scriptures teach that bad company corrupts good morals and that a little leaven affects the whole lump, it is important to the Corporation's purposes that it be protected from the influence of persons not in agreement with the Statement of Faith at every level of employment.

"4. Permit any party to utilize the name, goodwill, trade marks, or trade names of the [C]orporation in any course of action or dealings which the [C]orporation itself is herein prohibited from taking.

     "In addition to any other appropriate legend, prior to its issuance each and every share certificate to be issued by this Corporation shall be inscribed with a legend that states:

              'This Corporation is a religious corporation. All shares of this [C]orporation are subject to the terms as set forth in the BYLAWS of the corporation which restricts the amendment or deletion of that section of the BYLAWS which prescribes a corporate Statement of Faith in the LORD JESUS CHRIST and directs or prohibits certain corporate actions on the basis of the Statement of Faith.' "

     The Bylaws also state:

          "No amendment to this Article XIII and no other superseding or conflicting provision of these BYLAWS, the ARTICLES OF INCORPORATION, or any stockholder agreement shall be adopted unless the result of the count of votes approving the amendment is 90% affirmative without dissension and a minimum of two-thirds of the shares outstanding are represented and voting. Such vote must be made at an actual special meeting of the stockholders called by written notice delivered to each stockholder not less than 10 nor more than 60 days prior to the date of the meeting. Time is of the essence as to this notice provision and no extension of the time of the meeting or adjournment of the meeting to a date outside the notice period shall be permitted except upon the affirmative vote of not less than 70 percent of the shares then issued and outstanding."

     See "RISK FACTORS -- Classification as a 'Religious Corporation.' "

GOVERNMENT REGULATION

     As the Company introduces new services, the Company may need to comply with additional licensing regulations and regulatory requirements. Becoming licensed may be an expensive and time-consuming process which could divert the efforts of management. In the event that the Company does not successfully become licensed under applicable state laws or otherwise comply with regulations necessitated by changes in current regulations or the introduction of new services, the Company's business, results of operations or financial condition be materially adversely affected.

     There are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, because of the increasingly popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to commerce over the Internet, potentially covering issues such as pricing of services and products, advertising, user privacy and expression, intellectual property, information security, anti-competitive practices or the convergence of traditional distribution channels with Internet commerce. In addition, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject the Company to additional state sales and income taxes. The adoption of any such laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for the Company's services and increase the Company's costs or otherwise have a material adverse effect on the Company's business, results of operations or financial condition.

EMPLOYEES


     The Company currently has 24 employees, all of whom are employed on a full-time basis, including its four executive officers, Robert C. Varney, Ph.D., Chairman of the Board of Directors and Chief Executive Officer, Dane B. West, President, William H. Bowers, Chief Operating Officer, and Gary A. Struzik, Chief Financial Officer and Secretary, 10 engineering employees, four marketing and sales employees, four editors and two administration employees. The employees are not represented by a labor union, and no work stoppages have occurred.


PROPERTY AND FACILITIES

     The Company currently maintains its executive offices in approximately 5,000 square feet of space at 4501 Daly Drive, Chantilly, Virginia pursuant to a three-year lease terminating in September, 1998 with an unaffiliated third party at an annual rental of approximately of $66,400. The Company considers this space to be sufficient for its corporate headquarters.

                                   MANAGEMENT

     The following sets forth certain information concerning the directors and executive officers of the Company:

              NAME                   AGE                             TITLE
---------------------------------    ---     -----------------------------------------------------
Robert C. Varney, Ph.D.(1)           53      Chairman of the Board of Directors, Chief Executive
                                               Officer and director
Dane B. West                         43      President and director
William H. Bowers                    37      Chief Operating Officer and director
Gary A. Struzik                      42      Chief Financial Officer and Secretary
Bruce E. Edgington(1)                39      director
John J. Meindl, Jr.(1)               41      director
Clay T. Whitehead, Ph.D.(2)          58      director
James G. Buick(2)                    65      director
Earl E. Gjelde(2)                    53      director
William Russell 'Max' Carey, Jr.     49      director

---------------

(1) Members of Compensation Committee

(2) Members of Audit Committee

     ROBERT C. VARNEY, PH.D. has been Chairman of the Board of Directors, Chief Executive Officer and a director of the Company and its predecessor entities since July 1995. From 1993 until July 1995 he managed his personal real estate holdings. Dr. Varney was Chairman and Chief Executive Officer of International Telesystems Corporation ("ITC"), a firm engaged in outbound call center automation, from 1985 through 1993. Dr. Varney received a B.S. degree from the University of Rochester in June, 1966 and an M.S. and a Ph.D. degree in Computer Science from Pennsylvania State University in 1969 and 1971, respectively.

     DANE B. WEST has been the President and a director of the Company and its predecessor entities since the Company's inception in 1993. From January 1992 through April, 1993, Mr. West was a student at the University of Virginia. Mr. West is an ordained minister with 15 years of ministry leadership experience. As a pastor, he recruited, trained and managed a volunteer staff of more than 300 persons. He has completed doctoral studies in educational administration at the University of Virginia. He received a B.A. in Biblical Studies from The Washington Bible College in 1978, and an M.A. in Christian Education from Talbot Theological Seminary in 1981.

     WILLIAM H. BOWERS has been the Chief Operating Officer and a director of the Company and its predecessor entities since the Company's inception in 1993. Mr. Bowers was a Branch Chief of the Central Intelligence Agency from April, 1990 until May, 1993, where his responsibilities included providing engineering and technical support services. Mr. Bowers received a B.S. degree in Engineering from Virginia Polytechnic Institute in 1983.

     GARY A. STRUZIK has been the Chief Financial Officer and Secretary of the Company since April 1997 and was Vice President, Finance and Administration, of the Company's predecessor entities from February 1996 until April 1997. Mr. Struzik was Director of Accounting for Loral Defense Systems (formally Unisys Defense Systems) from February 1995 through February 1996 and Director of Accounting for Unisys Defense Systems from October 1987 through February 1995, where his responsibilities included financial statement preparation, external audit liaison, policy and procedures. Mr. Struzik received a B.A. degree in Economics from the State University of New York at Oswego in May 1977 and an M.B.A. from Chapman College in October 1984.

     BRUCE E. EDGINGTON has been a director of the Company and its predecessors since November 1995. From 1979 through 1988, Mr. Edgington was a registered representative with Johnston Lemon & Co., a securities broker-dealer, where his responsibilities include the management of retail securities accounts and administration. In 1988 he founded and continues to be an officer, director and stockholder of DiBiasio & Edgington, a firm engaged in providing software to investment firms and money managers.

     JOHN J. MEINDL, JR. has been a director of the Company since April 1997, has been self employed as a management consultant to medium and large firms in the area of electronic records management, Internet strategies and business reengineering since 1996. From 1993 through 1996 Mr. Meindl was Chief Operating Officer of OTG Software, Inc., a firm engaged in the development of electronic imaging and optical disk storage management software. Since 1988 he has been Chief Executive Officer of GeneSys Data Technologies, Inc., a firm engaged in providing software and services in the area of electronic records management. GeneSys Data Technologies, Inc. has been dormant and inactive since 1992 but was not liquidated because of its pursuit of a claim which was successfully awarded in 1996. In connection with winding up the affairs of GeneSys Data Technologies, Inc. GeneSys Data Technologies, Inc. filed for bankruptcy protection in June 1996 (Case No. 96-5-50118-SD, U.S. Bankruptcy Court, Baltimore, Maryland District) and as of the date hereof has not been discharged.

     CLAY T. WHITEHEAD, PH.D. has been a director of the Company since April 1997 and, since 1987, has been the President of Clay Whitehead Associates, a consulting firm in the areas of strategic planning and business development concentrating on the telecommunications and media industries. Mr. Whitehead holds a B.S. and M.S. in Electrical Engineering and a Ph.D. in Management, all from the Massachusetts Institute of Technology and from 1969 through 1974 held various federal government positions, including Director of the U.S. Office of Telecommunications Policy.

     JAMES G. BUICK has been a director of the Company since April 1997. Since 1993 he has been self employed as a management consultant in the area of business strategic long range financial planning. From 1984 to 1993, he was President and Chief Executive Officer of the Zondervan Corporation, a firm engaged in the distribution of Bibles, books, computer software, and religious gifts. He currently is on the Board of Directors of Spartan Stores, a firm engaged in food wholesale and operations, and is Chairman of the Board of the Dove Foundation, a not-for-profit foundation engaged in the creation, promotion, production and distribution of wholesome family entertainment.


     EARL E. GJELDE has been a director of the Company since April 1997. From 1989 through 1993, he was Vice President, Chemical Waste Management, Inc. and from 1991 to 1993 was Vice President, Waste Management Inc. (currently WMX Technologies, Inc.). Since 1991, Mr. Gjelde has been Managing Director, Summit Group International, Ltd., an energy and natural resource consulting firm with Internet based security controlled document systems and since 1996, a partner in Pipeline Power Partners, LP, a natural gas services company. From 1980 through 1989, Mr. Gjelde held various federal government positions including Under Secretary and Chief Operating Officer of the U.S. Department of Interior from 1987 through 1989 and Special Assistant to the Secretary, Chief Operating Officer, U.S. Department of Energy from 1982 through 1985. He is a member of the Board of Directors of The United States Energy Association, The World Energy Congress, and the National Wilderness Institute.


     WILLIAM RUSSELL 'MAX' CAREY, JR. has been a director of the Company since June 1997. Since 1981, he has been Chairman and Chief Executive Officer of Corporate Resource Development Inc., a sales and marketing consulting and training firm based in Atlanta. He currently is also a member of the Board of Directors of Outback Steakhouse, Inc., a restaurant franchiser and ROMAC International, a leading specialty staffing services firm, both public companies.


     Each director serves until the next annual meeting of stockholders and the election and qualification of their successors. In February 1997, the Company agreed that an advisor to the Company's Board of Directors appointed by the Underwriter would be invited to attend all meetings of the Board of Directors. Executive officers are elected by the Board of Directors annually and serve at the discretion of the Board.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In June 1997 the Company entered into employment agreements, to be effective as of the date of the Closing, with Robert C. Varney, Ph.D., Dane B. West, William H. Bowers, and Gary A. Struzik for terms expiring on June 30, 1999 for Dr. Varney and Messrs. West and Bowers and on June 30, 1998 for Mr. Struzik. The employment agreements provide annual base salaries of $90,000 for each of them, with increases up to a maximum salary of $130,000, $120,000, $120,000 and $110,000 for Dr. Varney and Messrs. West, Bowers and Struzik, respectively, if the Company achieves one or more performance thresholds contemplated to be determined by the Board of Directors not later than January 1, 1998. If at any time during the term of his employment agreement, a change in ownership of more than 33% of the outstanding voting shares of the Company occurs, or within two years after a transaction involving the Company or a contested election of a director, or a tender or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto cease to constitute a majority of the Company's Board of Directors, ("Change in Control"), then employee has the option to terminate his employment agreement (the "Change in Control Termination"). In the event of a Change in Control Termination, the Company is obligated to pay to the employee a lump sum equal to 24 times the compensation (base salary plus bonus) paid to such employee for the month prior to the Change in Control. Further, pursuant to the employment agreements, each of Dr. Varney and Messrs. West, Bowers, and Struzik have agreed, during the term of his respective employment with the Company and for six months after his voluntary withdrawal from employment with the Company or the Company's termination of his employment for cause, not to compete with the Company wherever the Company has revenue-producing customers or activities, and for one year after his voluntary withdrawal from employment with the Company or the Company's termination of his employment for cause not to interfere with the Company's relationships with its stockholders, lenders, directors, officers, employees, agents, lessors or other persons that have had a business relationship with the Company within 12 months before the incident in question (or within six months, in the case of employment of the Company's agent or employee), except in the event of a Change in Control Termination.

     The agreement with each of Dr. Varney and Messrs. West and Bowers provides that, if his employment is terminated by the Company for cause (as defined in the agreement) or by voluntary unilateral decision by the employee without cause, then the employee is entitled to his base salary under the agreement earned, accrued vacation, and reimbursement of expenses, through the date of termination. In addition, the agreements provide, that, if employment is otherwise terminated, the employee is entitled to receive, in one-lump sum payment, the employee's then current monthly compensation (base salary plus bonus) for a minimum of 18 months, or the number of months remaining in the term of his employment under the agreement, whichever is greater, and all applicable allowances and reimbursements to the date of termination and in Dr. Varney's case, he shall be entitled to receive accident and health insurance for himself and his family until his death subject to Dr. Varney's eligibility to receive such insurance coverage from another employer.

     In addition to their employment agreements, executive officers of the Company may participate in the Option Plan. Other than the Option Plan, as defined below, the Company does not currently have any compensation plans or similar arrangements under which an executive officer is entitled to benefits, except group life, medical and dental insurance plans.

EXECUTIVE OFFICER COMPENSATION

     No person employed by the Company received salary and bonus exceeding in the aggregate $100,000 during any of the fiscal years 1994, 1995 and 1996. The following Summary Compensation Table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during 1996 by the Company's Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                ------------
                                                                                   AWARDS
                                                ANNUAL COMPENSATION             ------------
                                        -----------------------------------      SECURITIES
                                                               OTHER ANNUAL      UNDERLYING     ALL OTHER
                                                               COMPENSATION       OPTIONS/     COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)      ($)(1)         SARS(#)(2)       ($)(3)
---------------------------      -----  ---------   --------   ------------     ------------   ------------
Robert C. Varney, Ph.D.,          1996    38,203        0         4,271            162,839          140
  Chairman of the Board
  of Directors and Chief
  Executive Officer

---------------
(1) Other Annual Compensation represents medical insurance premiums paid by the Company for Dr. Varney.

(2) See "OPTION GRANTS IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES."

(3) All Other Compensation represents term life insurance premiums paid by the Company for Dr. Varney.

     The following table sets forth information concerning stock option grants made during 1996 to the executive officer of the Company named in the Summary Compensation Table, and the fiscal year-end value of unexercised options. No options were exercised during 1996 by Dr. Varney.

                       OPTION GRANTS IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES
                               INDIVIDUAL GRANTS

                                              PERCENT OF                                                   NUMBER OF SECURITIES
                              NUMBER OF      TOTAL OPTIONS                                                UNDERLYING UNEXERCISED
                             SECURITIES       GRANTED TO                                                OPTIONS AT FISCAL YEAR-END
                             UNDERLYING        EMPLOYEES          EXERCISE                              --------------------------
                               OPTIONS         IN FISCAL       OR BASE PRICE                                   EXERCISABLE/
          NAME              GRANTED(1)(3)        YEAR         PER SHARE ($/SH)      EXPIRATION DATE          UNEXERCISABLE(3)
------------------------    -------------    -------------    ----------------    -------------------   --------------------------
Robert C. Varney, Ph.D.        17,524(2)          2.3%             $ 4.00           December 31, 2006         133,524/145,312
                              145,312(4)         18.8%             $ 5.00          September 30, 2006

---------------
(1) All options are non-qualified options.

(2) Does not include the Officer Note Options contemplated to be granted upon the Company's satisfaction of the Officer Notes. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION -- Liquidity and Capital Resources."

(3) The Board of Directors has determined that none of these options were in-the-money at the date of grant or at December 31, 1996.

(4) These stock options are a portion of the Outstanding Stock Options to acquire 712,500 shares of the Common Stock granted by the Company in September 1996 to Dr. Varney (145,312), Mr. Edgington (160,314), Mr. Struzik (71,250), Mr. Bowers (164,312) and Mr. West (171,312) and are exercisable commencing upon the Company generating earnings per share of $.125 per quarter or $.50 through September 30, 2006

1997 STOCK OPTION PLAN

     In April 1997, the Board of Directors adopted, and the stockholders approved the Company's 1997 Stock Option Plan (the "Option Plan"), The Option Plan provides for the issuance of up to 2,057,937 shares of the Company's Common Stock. As of the Closing options to purchase 1,767,520 shares of the Company's Common Stock will have been granted and will be outstanding under the Option Plan of which options to purchase 707,382 shares will be exercisable. If any options granted under the Option Plan shall terminate, expire or be canceled as to any shares, new options may thereafter be granted covering such shares. In addition, any shares purchased under this Option Plan subsequently repurchased by the Company pursuant to the terms hereof may again be granted under the Option Plan. The shares issued upon exercise of options under the option Plan may, in whole or in part, may be either authorized but unissued shares or issued shares reacquired by the Company.

     The purpose of the Option Plan is to advance the interests of the Company by providing an opportunity to its directors, employees and consultants, including ministry partners, to purchase shares of the Company's Common Stock. By encouraging stock ownership, the Company seeks to attract, retain and motivate directors, employees and consultants. The Option Plan provides for the grant of (i) incentive stock options ("Incentive Options") as described in
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) nonqualified stock options ("Nonqualified Options," and, together with the Incentive Options, the "Options"); and (iii) rights to purchase shares of Common Stock ("Restricted Stock") of the Company pursuant to restricted stock agreements and subscription agreements. The Option Plan is administered by the Board of Directors, or at its discretion, by a committee which is appointed by the Board to perform such function. Under the terms of the Option Plan, the exercise price for Incentive Options may not be less than the fair market value of the underlying stock at the time the Incentive Option is granted.

     The Option Plan has a provision which limits the number of shares of the Company's Common Stock for which options may be granted to any individual during any year. With this provision, options granted under the Option Plan qualify as performance-based compensation for purposes of Section 162(m) of the Code and the regulation thereunder, and the Company will be entitled to deduct the compensation paid to certain executives pursuant to the Option Plan, notwithstanding the deduction limit contained in Section 162(m).

     Under the Option Plan, the price payable upon exercise of options may be paid in cash or check acceptable to the Company, or by any other consideration that the Board deems acceptable. The exercise price may also be paid in shares of the Company's Common Stock, duly owned by the optionee having a fair market value equal to the option price on the date of exercise.

DIRECTOR COMPENSATION

     In April 1997, the Company's (i) non-employee directors, other than Bruce
E. Edgington and (ii) an advisor to the Company's Board appointed by the Underwriter (the "Advisor") each were granted under the Company's 1997 Stock Option Plan options to acquire an aggregate of 37,000 shares of the Company's Common Stock at an exercise price of $5.00 per share, exercisable for the following number of shares for a period of five years subsequent to the satisfaction of the following conditions precedent (collectively the "Non-Employee Director Options"):

NUMBER OF SHARES                                      CONDITIONS PRECEDENT TO EXERCISE
----------------                                      --------------------------------
1,000 shares per Board of Director meeting      Attendance at Board meeting
  for the first three years as a member of
  the Board up to a maximum of 4,000 shares
  per year.

5,000 shares                                    Closing of this Offering.

5,000 shares                                    CCN's use exceeding one million hits per day.

5,000 shares                                    The Company's quarterly earnings per share
                                                equaling or exceeding $.05.

5,000 shares                                    The Company's quarterly earnings per share
                                                equaling or exceeding $.10.

5,000 shares                                    The Company's quarterly earnings per share
                                                equaling or exceeding $.15.

     As of the date hereof, non-employee directors excluding Mr. Edgington and including the Advisor have the right to acquire an aggregate of 222,000 shares of the Common Stock pursuant to the Non-Employee Director Options. In addition, non-employee directors receive reimbursement of reasonable expenses incurred in attending Board meeting.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, as of the date hereof and as adjusted to reflect the sale of the Securities offered by the Company hereby, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock; (ii) each director and each executive officer named in the Summary Compensation Table; and (iii) all executive officers and directors of the Company as a group:

                                             BEFORE OFFERING                   AFTER OFFERING
                                          ----------------------           ----------------------
                                          AMOUNT AND                       AMOUNT AND
                                           NATURE OF      PERCENT           NATURE OF      PERCENT
           NAME AND ADDRESS               BENEFICIAL      OF               BENEFICIAL      OF
         OF BENEFICIAL OWNER              OWNERSHIP(1)    SHARES(2)        OWNERSHIP(1)    SHARES(3)
--------------------------------------    -----------     ------           -----------     ------
Bruce E. Edgington                         245,500(4)     20.5%             357,782(5)      9.8%
7857 Heritage Drive
Annandale, VA 22003
Robert C. Varney, Ph.D.                    171,924(6)     12.7%             232,281(7)      6.2%
4501 Daly Drive
Chantilly, VA 20151
Dane B. West                               130,032(8)     10.5%             130,032(8)      3.6%
4501 Daly Drive
Chantilly, VA 20151
William H. Bowers                          124,417(9)     10.2%             124,417(9)      3.4%
4501 Daly Drive
Chantilly, VA 20151
Robert E. Turner                            62,500         5.2%              62,500         1.8%
1235 Westlake Dr., Suite 350
Berwyn, PA 19312
Ruth A. Hirsh Revocable Trust               62,500         5.2%              62,500         1.8%
80 East Sir Francis Drake Blvd.
Larkspur, CA 94939
John J. Meindl, Jr.                          2,000(10)      .2%              67,000(11)     1.9%
5 Old Tyler Court
Greenville, SC 29615
Clay T. Whitehead, Ph.D.                     3,000(12)      .2%               8,000(13)      .2%
1320 Old Chain Bridge Rd.
McLean, VA 22101
James G. Buick                               4,000(14)      .3%               9,000(15)      .2%
10081 East Rivershore Dr.
Alto, MI 49302
Earl E. Gjelde                               3,000(16)      .2%               8,000(17)      .2%
42 Bristlecone Crt.
Keystone, CO 80435
Max Carey                                    1,000(18)      .1%               6,000(19)      .1%
665 River Knoll Drive
Marietta, GA 30067
All officers and directors                 703,899        50.4%             961,538        24.2%
  as a group (10 persons)

---------------
 (1) Unless otherwise noted, all persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned by them, and no persons named in the table are acting as nominees for any persons or are otherwise under the control of any person or group of persons. For the purposes of this table, the term "beneficial ownership" with respect to a security means sole or shared voting power (including the power to vote or direct the vote) or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire any such power during the next 60 days.

 (2) Based upon 1,202,588 shares of Common Stock outstanding as of the date hereof.

 (3) Based upon 3,542,588 shares of Common Stock to be outstanding after the Closing of this Offering, including 340,000 shares of Common Stock issuable in connection with the satisfaction of the Junior Notes, assuming no exercise of the Purchase Warrants, the Underwriter Warrants or the Over-Allotment Option and unless otherwise noted, no exercise of the Outstanding Stock Options.

 (4) Includes 5,000 shares of Common Stock, issuable to Mr. Edgington upon exercise of currently exercisable stock options.

 (5) Includes 117,282 shares of Common Stock issuable to Mr. Edgington upon exercise of stock options exercisable at the Closing of the Offering.

 (6) Includes 149,674 shares of Common Stock issuable to Dr. Varney upon exercise of currently exercisable stock options.

 (7) Includes 210,031 shares of Common Stock issuable to Dr. Varney upon exercise of stock options exercisable at the Closing of the Offering.

 (8) Includes 40,031 shares of Common Stock issuable to Mr. West upon exercise of currently exercisable stock options. Does not include 24,000 shares of Common Stock owned by Mr. West's parents and Mr. West's spouse's parents, with respect to which Mr. West disclaims beneficial ownership.

 (9) Includes 19,225 shares of Common Stock issuable to Mr. Bowers upon exercise of currently exercisable stock options.

(10) Represents 2,000 shares of Common Stock issuable to Mr. Meindl upon exercise of currently exercisable stock options.

(11) Represents 7,000 shares of Common Stock issuable to Mr. Meindl upon exercise of stock options exercisable at the Closing of the Offering and 60,000 shares of Common Stock issuable to Mr. Meindl at the Closing of the Offering in connection with the Company's satisfaction of the Junior Notes.

(12) Represents 3,000 shares of Common Stock issuable to Dr. Whitehead upon exercise of currently exercisable stock options.

(13) Represents 8,000 shares of Common Stock issuable to Dr. Whitehead upon exercise of stock options exercisable at the Closing of the Offering.

(14) Represents 4,000 shares of Common Stock issuable to Mr. Buick upon exercise of currently exercisable stock options.

(15) Represents 9,000 shares of Common Stock issuable to Mr. Buick upon exercise of stock options exercisable at the Closing of the Offering.

(16) Represents 3,000 shares of Common Stock issuable to Mr. Gjelde upon exercise of currently exercisable stock options.

(17) Represents 8,000 shares of Common Stock issuable to Mr. Gjelde upon exercise of stock options exercisable at the Closing of the Offering.

(18) Represents 1,000 shares of Common Stock issuable to Mr. Carey upon exercise of currently exercisable stock options.

(19) Represents 6,000 shares of Common Stock issuable to Mr. Carey upon exercise of stock options exercisable at the Closing of the Offering.

CERTAIN TRANSACTIONS

     During 1996, Mr. Edgington and Dr. Varney advanced $212,000 to the Company to cover operating costs for certain periods, which advances bear interest in the amount of 9.75% and were repaid from the proceeds of the Company's most recent private placement offering closed in February 1997.

     For a description of the Officer Notes issued during the second half of 1996 and the Short Term Notes issued during the third quarter of 1997, all to Mr. Edgington and Dr. Varney and the Junior Note issued to Mr. Meindl, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

     In January 1997, John J. Meindl, Jr., a director of the Company, purchased from the Company Junior Notes in the aggregate principal amount of $300,000.

     For the fiscal years ended December 31, 1996 and December 31, 1995 and for the six month period ended June 30, 1997, there were no other material transactions between the Company and any of its officers or directors which involved $60,000 or more.

     Transactions by the Company with its officers, directors and shareholders, and with their affiliates, were made, and the Company intends that in the future, they will be made on terms no less favorable to the Company than those available from unaffiliated parties.

                           DESCRIPTION OF SECURITIES

     The Company is authorized to issue 20,000,000 shares of Common Stock, $.01 par value per share. As of the date of this Prospectus, 1,202,588 shares of Common Stock are held by 59 holders of record.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and, except as noted herein, there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the Shares, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable. See "UNDERWRITING."

     The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock following this Offering, persons acquiring Common Stock in this Offering would have no right to purchase additional shares, and, as a result, their percentage equity interest in the Company would be reduced.

     Pursuant to the Company's By Laws, except for any matters which, pursuant to corporate law, require a greater percentage vote for approval (including, for example certain mergers and consolidations and the amendment of certain provisions of the Company's Bylaws) , the holders of majority of the issued and outstanding Common Stock entitled to vote, if present in person or by proxy, are necessary and sufficient to constitute a quorum for the transaction of business at meetings of the Company's stockholders. Further, except as to any matter which, pursuant to corporate law, requires a greater percentage vote for approval (including, for example, certain mergers, consolidations, sales of substantially all of the assets, and amendments to certain provisions of the charter and Bylaws, of the Company), the affirmative vote of the holders of a majority of the Common Stock voted on the matter (provided a quorum as aforesaid is present) is necessary and sufficient to authorize, affirm or ratify any act or action except the election of directors, which is by a plurality of the votes cast. See "PROPOSED BUSINESS -- Christian Statement of Faith; the Company's Policy."

     The holders of Common Stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of Common Stock can elect all of the directors to be elected in any election. In such event, the holders of the remaining shares of Common Stock would not be able to elect any directors. The Board of Directors is empowered to fill any vacancies on the Board of Directors created by the resignation, death or removal of directors.

     In addition to voting at duly called meetings at which a quorum is present in person or by proxy, corporate law, the Charter and the Company's By Laws provide that stockholders may take action without the holding of a meeting by written consent or consents signed by the holders of that number of the outstanding shares of the capital stock of the Company entitled to vote thereon which would be required to take the subject action. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, the Company will be required to send to each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

     Upon the Closing, without giving effect to the exercise of the Purchase Warrants, Over-Allotment Option, or Underwriter Warrants or the Outstanding Options, the Company's executive officers and directors will beneficially own approximately 24.2% of the outstanding shares of Common Stock, and may accordingly be in a position to significantly influence the voting results of certain actions required or permitted to be taken by stockholders of the Company, including the election of directors. As a result, the officers and directors of the Company are in a position to control the outcome of substantially all matters on which stockholders are entitled to vote, including the election of directors.

PURCHASE WARRANTS

     The following is a brief summary of certain provisions of the Purchase Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Purchase Warrant Agreement between the Company and American Stock Transfer & Trust Company (the "Transfer and Warrant Agent"). A copy of the Purchase Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "ADDITIONAL INFORMATION."

     Exercise Price and Terms. Each Purchase Warrant entitles the holder thereof to purchase, at any time from the Effective Date through the fifth anniversary of the Effective Date, one share of Common Stock at a price of $5.75 per share if exercised prior to September 22, 2002, when the Purchase Warrants expire, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

     The holder of any Purchase Warrant may exercise such Purchase Warrant by surrendering the certificate representing the Purchase Warrant to the Transfer and Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Purchase Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Purchase Warrants five years from the Effective Date. No fractional shares will be issued upon the exercise of the Purchase Warrants.

     Commencing after the Effective Date, the Purchase Warrants are subject to redemption by the Company, at the option of the Company, at $0.25 per Purchase Warrant, upon 30 days prior written notice, if the closing bid price, as reported on Nasdaq, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Purchase Warrants averages in excess of $10.00 per share, subject to adjustment. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Purchase Warrants prior to redemption of the Purchase Warrants. Prior to the first anniversary of the Effective Date, the Purchase Warrants will not be redeemable by the Company without the written consent of the Underwriter. In the event the Company exercises the right to redeem the Purchase Warrants, such Purchase Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Purchase Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. Redemption of the Purchase Warrants could force the Purchase Warrant holders either to (i) exercise the Purchase Warrants and pay the exercise price thereof at a time when it may be less advantageous economically to do so, or (ii) accept the redemption price in consideration for cancellation of the Purchase Warrant, which could be substantially less than the market value thereof at the time of redemption.

     The exercise price of the Purchase Warrants bear no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

     The Company has authorized and reserved for issuance a sufficient number of shares of Common Stock to accommodate the exercise of all Purchase Warrants to be issued in this Offering. All shares of Common Stock issued upon exercise of the Purchase Warrants, if exercised in accordance with their terms, will be fully paid and non-assessable.


     Adjustments. The exercise price and the number of shares of Common Stock purchasable upon exercise of the Purchase Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock, or sale by the Company of shares of its Common Stock (or other securities convertible into or exercisable for Common Stock) at a price per share or share equivalent below the then-applicable exercise price of the Purchase Warrants or the then-current market price of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation, or sale of all or substantially all of the assets of the Company, in order to enable Purchase Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of that number of shares of Common Stock that would have been issued upon exercise of the Purchase Warrant immediately prior to such event. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Purchase Warrants will be made for dividends (other than stock dividends), if any paid on the Common Stock or upon exercise of the Purchase Warrants, the Underwriter Warrant or any other options or warrants outstanding as of the date of this Prospectus.


     Transfer, Exchange and Exercise. The Purchase Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time prior to their expiration date three years from the Effective Date, at which time the Purchase Warrants become wholly void and of no value. If a market for the Purchase Warrants develops, the holder may sell the Purchase Warrants instead of exercising them. There can be no assurance, however, that a market for the Purchase Warrants will develop or continue. If the Company is unable to qualify for sale in particular states the Common Stock underlying the Purchase Warrants, holders of the Purchase Warrants residing in such states and desiring to exercise the Purchase Warrants will have no choice but to sell such Purchase Warrants or allow them to expire. See "-- Transfer and Warrant Agent."

     Warrant Holder Not a Stockholder. The Purchase Warrants do not confer upon holders any dividend, voting, preemption or any other rights as stockholders of the Company.


     This Offering is the initial registered public offering of the Securities and accordingly, there is no regular public trading market for the Securities at the present time. There can be no assurance that a public trading market will ever develop or, if one develops, that it will be maintained. Although it has no obligation to do so, the Underwriter may from time to time become a market-maker and otherwise effect transactions in the Securities. The Underwriter, if it participates in the market, may be a dominating influence in any market that might develop for any of the Securities. The price and liquidity of the Securities may be significantly affected by the degree, if any, of the Underwriter's participation in the market. See "RISK FACTORS."


SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, there will be 5,310,108 shares of Common Stock outstanding including the issuance of 340,000 shares upon satisfaction of the Junior Notes and an aggregate of 1,767,520 shares of Common Stock issuable upon the exercise of the Outstanding Stock Options, and excluding (a) an aggregate of 3,615,000 shares issuable upon the exercise of (i) the Purchase Warrants; (ii) the Over-Allotment Option (including shares issuable under the Purchase Warrants included in the Over-Allotment Option); and (iii) the Underwriter Warrants, including shares issuable under the Warrant Underwriter Warrants. See "CAPITALIZATION" and "UNDERWRITING." Of these, the 2,000,000 Shares sold in this Offering, the 2,500,000 shares underlying the Purchase Warrants, and the maximum of 1,115,000 shares issuable upon full exercise of the Over-Allotment Option (including shares issuable under the Purchase Warrants included in the Over-Allotment Option) and the exercise of the Underwriter Warrants, including the Warrant Underwriter Warrants, will be freely tradeable without restriction or further registration under the Securities Act, except for any such shares purchased by an "affiliate" of the Company. The 1,202,588 shares currently outstanding and the 1,767,520 shares issuable upon exercise of the Outstanding Stock Options (collectively, the "Current Shares") and, as well as the 340,000 shares issuable upon satisfaction of the Junior Notes (the "Junior Note Shares") are "restricted securities" as defined in Rule 144 and may not be sold without registration under the Securities Act unless pursuant to an applicable exemption therefrom (collectively, the "Restricted Shares").

     In general, under Rule 144, a person (or persons whose shares are required to be aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of Restricted Shares, and an "affiliate" of the Company may, under certain circumstances, sell within any three-month period a number of shares, whether or not Restricted Shares, which does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale a reported on Nasdaq, all exchanges and the consolidated transaction reporting system. Rule 144 also permits the sale of Restricted Shares without any quantity limitations by a person who is not an "affiliate" of the Company, who has not been an "affiliate" of the Company for at least three months immediately preceding the sale, and who has owned the shares for at least two years. The holders of all of the Current Shares (other than the holders of 33,250 shares), and the holders of the Junior Notes, with respect to the Junior Note Shares, have agreed not to sell any shares of Common Stock for a period of 6 months (59,500 shares), 12 months (51,550 shares), 18 months (2,825,808 shares), and 24 months (340,000 shares), respectively, from the Effective Date, or any longer period required by the law of any state (the "Lock-up").

     The Company is unable to predict the effect that any subsequent sales of the Company's securities by its existing stockholders, under Rule 144 or otherwise, may have on the then-prevailing market price of the Common Stock, although such sales could have a depressive effect on such market price. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

DIVIDENDS

     The Company has not paid any dividends on its capital stock to date and does not currently intend to pay cash dividends. The payment of dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and general financial condition at that time. The payment of any dividends will be within the discretion of the Company's Board of Directors. It is the current intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board does not anticipate paying any cash dividends in the foreseeable future.

TRANSFER AND WARRANT AGENT

     The transfer agent for the Common Stock and the warrant agent for the Purchase Warrants is American Stock Transfer & Trust Company, New York, New York.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, Barron Chase Securities, Inc. (the "Underwriter") has agreed to purchase from the Company an aggregate of 2,000,000 Shares and 2,500,000 Purchase Warrants (collectively, the "Securities"). The Securities are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriter is committed to purchase all Securities offered by this Prospectus, if any are purchased (other than those covered by the Over-Allotment Option described below).



     The Company has been advised by the Underwriter that the Underwriter proposes to offer the Securities to the public at the offering price set forth in the cover page of this Prospectus, and that the Underwriter may allow concessions to certain selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD"), all of whom agree to sell the Securities in conformity with the NASD's Conduct Rules. Such concessions will not exceed the amount of the underwriting discount that the Underwriter is to receive.



     The Company has granted to the Underwriter an Over-Allotment Option, exercisable for 45 days from the Effective Date, to purchase up to an additional 300,000 Shares and an additional 375,000 Purchase Warrants at the public offering price less the Underwriting Discount set forth on the cover page of this Prospectus. The Underwriter may exercise this option solely to cover over-allotments in the sale of the Securities being offered by this Prospectus.



     Officers and directors of the Company may introduce the Underwriter to persons to consider this Offering and to purchase Securities either through the Underwriter or through participating dealers. In this connection, no shares have been reserved for these purchases and officers and directors will not receive any commissions or any other compensation.



     The Company has agreed to pay to the Underwriter a commission of 10% of the gross proceeds of this Offering (the "Underwriting Discount"), including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, the Company has agreed to pay to the Underwriter the Non-Accountable Expense Allowance of 3% of the gross proceeds of this Offering, including proceeds from any Securities purchased pursuant to the Over-Allotment Option. The Underwriter's expenses in excess of the Non-Accountable Expense Allowance will be paid by the Underwriter. To the extent that the expenses of the Underwriter are less than the amount of the Non-Accountable Expense Allowance received, such excess shall be deemed to be additional compensation to the Underwriter. The Underwriter has informed the Company that it does not expect sales to discretionary accounts to exceed five percent (5%) of the total number of Securities offered by the Company hereby.



     Prior to this Offering, there has been no public market for the shares of Common Stock or Purchase Warrants. Consequently, the initial public offering price for the Securities, and the terms of the Purchase Warrants (including the exercise price of the Purchase Warrants), have been determined by negotiation between the Company and the Underwriter. Among the factors considered in determining the public offering price were the history of, and the prospects for, the Company's business, an assessment of the Company's management, its past and present operations, the Company's development and the general condition of the securities market at the time of this Offering. The initial public offering price does not necessarily bear any relationship to the Company's assets, book value, earnings or other established criterion of value. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Shares or the Purchase Warrants will develop after the Closing, or if a public market in fact develops, that such public market will be sustained, or that the Shares or Purchase Warrants can be resold at any time at the offering or any other price. See "RISK FACTORS -- No Assurance of Public Market; Arbitrary Determination of Offering Price."



     At the Closing, the Company will issue to the Underwriter or persons related to the Underwriter, for nominal consideration, the Common Stock Underwriter Warrants to purchase up to 190,000 shares of Common Stock (the "Underlying Shares") and the Warrant Underwriter Warrants to purchase up to 250,000 warrants (the "Underlying Warrants"). The Common Stock Underwriter Warrants, the Warrant Underwriter Warrants and the Underlying Warrants are sometimes referred to in this Prospectus as the "Underwriter Warrants." The Common Stock Underwriter Warrants and the Warrant Underwriter Warrants will be exercisable for a five-year period commencing on the Effective Date. The initial exercise price of each Common Stock Underwriter Warrant shall be $8.25 per Underlying Share (165% of the public offering price). The initial exercise price of each Warrant Underwriter Warrant shall be $.309375 per Underwriter Underlying Warrant (165% of the public offering price). Each Underwriter Underlying Warrant will be exercisable for a five-year period commencing on the Effective Date to purchase one share of Common Stock at an exercise price of $8.25 per share of Common Stock. The Underwriter Warrants will not be transferable for twelve months from the Effective Date by the holder, except (i) to officers of the Underwriter and members of the selling group and officers and partners thereof; (ii) by will; or
(iii) by operation of law.

     The Common Stock Underwriter Warrants and the Warrant Underwriter Warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Underwriter Warrants contain net issuance provisions permitting the holders thereof to elect to exercise the Underwriter Warrants in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue shares of Common Stock without a corresponding increase in capital. A net exercise of the Underwriter Warrants will have the same dilutive effect on the interests of the Company's stockholders as will a cash exercise. The Underwriter Warrants do not entitle the Underwriter to any rights as a stockholder of the Company until such Underwriter Warrants are exercised and shares of Common Stock are purchased thereunder.

     The Underwriter Warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that if it shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the Commission, the holders shall have the right, for seven years from the Effective Date, to include in such registration statement or offering statement the Underwriter Warrants and the securities issuable upon their exercise at no expense to the holders. Additionally, the Company has agreed that, upon request, by the holders of 50% or more of the Underwriter Warrants during the period commencing 12 months from the Effective Date and expiring four years thereafter, the Company will, under certain circumstances, register the Underwriter Warrants and any of the securities issuable upon their exercise.

     Underwriting compensation also includes 10,000 shares of the Company's Common Stock to be received by Universal Partners, L.P. ("Universal") in connection with the satisfaction by the Company of $50,000 in Junior Notes held by Universal. Universal has agreed not to sell, transfer, pledge or hypothecate such securities for a twenty-four (24) month period from the effective date of the Offering. See "Description of Securities -- Shares Eligible for Future Sale."

     The Company has also agreed that if the Company participates in any transaction which the Underwriter has introduced in writing to the Company during a period of five years after the Closing (including mergers, acquisitions, joint ventures and any other business transaction for the Company introduced in writing by the representative), and which is consummated after the Closing (including an acquisition of assets or stock for which it pays, in whole or in part, with shares or other securities of the Company), or if the Company retains the services of the Underwriter in connection with any such transaction (an "Introduced Consummated Transaction"), then the Company will pay for the Underwriter's services an amount equal to 5% of up to one million dollars of value paid or received in the transaction, 4% of the next million of such value, 3% of the next million of such value, 2% of the next million of such value, and 1% of the next million dollars of such value and of all such value above $4,000,000.

     The Company has agreed to indemnify the Underwriter against any costs or liabilities incurred by the Underwriter by reasons of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement on Form SB-2 filed by the Company with the Commission (the "Registration Statement") under the Securities Act and this Prospectus. The Underwriter has in turn agreed to indemnify the Company against any costs or liabilities by reason of misstatements or commissions to state material facts in connection with the statements made in the Registration Statement and this Prospectus, based on information relating to the Underwriter and furnished in writing by the Underwriter. To the extent that this section may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.


     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "ADDITIONAL INFORMATION."

                               LEGAL PROCEEDINGS

     The Company is not a party to, nor is it aware of, any pending litigation to which it is a party or of which its property is subject.

                                 LEGAL MATTERS


     The validity of the securities offered hereby will be passed upon for the Company by Berman Wolfe & Rennert, P.A., Miami, Florida. Gammon & Grange, P.C., McLean, Virginia, has acted as counsel to the Company on matters relating to the Company's use of religious criteria in employment practices. A member of the law firm of Gammon & Grange, P.C. is the owner of 12,000 shares of the Company's Common Stock. Certain legal matters will be passed upon for the Underwriter by David A. Carter, P.A., Boca Raton, Florida.


                                    EXPERTS

     The combined financial statements of the Company's predecessor Companies (companies in the development stage) at December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995, appearing in this Prospectus and Registration Statement have been audited by Hoffman, Morrison & Fitzgerald, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission the Registration Statement under the Securities Act with respect to the Securities, among other securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be examined at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; the Northeast Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and the Midwest Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, where copies may be obtained upon payment of the fees prescribed by the Commission. Such documents may also be obtained through the website maintained by the Commission at http://www.sec.gov. Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person to the following address or telephone number, a copy of any of the information that is incorporated by reference in this Prospectus: 4501 Daly Drive, Suite 103, Chantilly, Virginia 20151; (703) 968-4808.

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

                         COMBINED FINANCIAL STATEMENTS

                     FROM MAY 12, 1993 (DATE OF INCEPTION)
                                TO JUNE 30, 1997

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                             AND FOR THE SIX MONTHS
                          ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

                                      WITH

                          INDEPENDENT AUDITORS' REPORT

                                C O N T E N T S


                                                                                      PAGE
                                                                                    --------
INDEPENDENT AUDITORS' REPORT.....................................................     F-2
COMBINED FINANCIAL STATEMENTS:
     Balance sheets at December 31, 1996 and 1995 and June 30, 1997
      (unaudited)................................................................     F-3
     Statements of operations for the years ended December 31, 1996 and 1995, the six months ended June 30, 1997 and 1996 (unaudited) and cumulative from
      Inception (May 12, 1993) to June 30, 1997 (unaudited)......................     F-4
     Statements of stockholders' equity (deficit) from Inception (May 12, 1993)
      to December 31, 1996 and for the six months ended June 30, 1997
      (unaudited)................................................................     F-5
     Statements of cash flows for the years ended December 31, 1996 and 1995, the six months ended June 30, 1997 and 1996 (unaudited) and cumulative from
      Inception (May 12, 1993) to June 30, 1997 (unaudited)......................     F-6
NOTES TO COMBINED FINANCIAL STATEMENTS...........................................   F-7-F-19

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
  DIDAX ON-LINE, L.C. AND AFFILIATE
     Chantilly, Virginia

We have audited the accompanying combined balance sheets of DIDAX ON-LINE, L.C. AND AFFILIATE (development stage companies) as of December 31, 1996 and 1995, and the related combined statements of operations, and cash flows for the years ended December 31, 1996 and 1995, and stockholders' equity (deficit) for the period May 12, 1993 (date of inception) to December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of DIDAX ON-LINE, L.C. AND AFFILIATE as of December 31, 1996 and 1995, and the combined results of their operations and their combined cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As more fully described in Note A, the Company has incurred losses from operations and has an accumulated deficit that raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note A. The combined financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

HOFFMAN, MORRISON & FITZGERALD, P.C.

McLean, Virginia
January 30, 1997 except Note K
which is as of April 11, 1997

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

                            COMBINED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------     JUNE 30,
                                                                 1995           1996           1997
                                                              -----------    -----------    -----------
                                                                                            (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
    Cash and cash equivalents..............................   $  247,317     $    1,932     $  170,419
    Accounts receivable including unbilled of $24,978 and
       $24,648 at December 31, 1996 and June 30, 1997,
       respectively........................................           --         46,450         83,029
    Advances due from officer..............................       43,560         10,000         10,000
    Prepaid expenses.......................................           --         10,800            400
    Deferred costs, net....................................           --         29,367        273,637
                                                              ----------     ----------     ----------
         Total current assets..............................      290,877         98,549        537,485
PROPERTY AND EQUIPMENT, net................................       60,384        166,923        143,539
OTHER ASSETS
    Deposits...............................................        9,553          9,553          9,553
    Deferred costs, net....................................           --          7,249        116,903
                                                              ----------     ----------     ----------
         Total other assets................................        9,553         16,802        126,456
                                                              ----------     ----------     ----------
                                                              $  360,814       $282,274     $  807,480
                                                              ==========     ==========     ==========

                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
    Short-term debt, officer and director, net of discount
       of $69,797 at December 31, 1996 and $14,203 at June
       30, 1997............................................   $       --     $  553,203     $  608,797
    Advances due to officer and director...................       30,000        212,000             --
    Accounts payable.......................................        4,894        258,897        230,038
    Accrued liabilities....................................       82,797        170,835        295,260
    Deferred revenue.......................................           --          4,125          2,495
                                                              ----------     ----------     ----------
         Total current liabilities.........................      117,691      1,199,060      1,136,590
LONG-TERM DEBT.............................................           --             --      1,700,000
                                                              ----------     ----------     ----------
         Total liabilities.................................      117,691      1,199,060      2,836,590
COMMITMENTS AND CONTINGENCIES..............................           --             --             --
COMMON STOCK SUBJECT TO POSSIBLE RESCISSION, $.01 par
    value, 305,500 and 607,433 shares issued and
    outstanding at December 31, 1995; and December 31, 1996
    and June 30, 1997, respectively........................      600,000      1,788,399      1,788,399
STOCKHOLDERS' EQUITY (DEFICIT)
    Common stock, $.01 par value, 20,000,000 shares
       authorized; 546,693 and 595,155 issued and
       outstanding at December 31, 1995; and December 31,
       1996 and June 30, 1997, respectively................        5,467          5,530          5,952
    Common stock warrants..................................           --        111,187        111,187
    Additional paid-in capital.............................      672,981        678,327        888,967
    Deficit accumulated during development stage...........   (1,035,325)    (3,500,229)    (4,823,615)
                                                              ----------     ----------     ----------
         Total stockholders' equity (deficit)..............     (356,877)    (2,705,185)    (3,817,509)
                                                              ----------     ----------     ----------
                                                              $  360,814     $  282,274       $807,480
                                                              ==========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                                   DIDAX INC
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

                       COMBINED STATEMENTS OF OPERATIONS

                                 YEAR ENDED DECEMBER 31,      FOR THE SIX MONTHS          CUMULATIVE
                                 -----------------------        ENDED JUNE 30,          FROM INCEPTION
                                   1995         1996       -------------------------   (MAY 12, 1993) TO
                                 ---------   -----------      1996          1997         JUNE 30, 1997
                                                           -----------   -----------   -----------------
                                                           (UNAUDITED)   (UNAUDITED)      (UNAUDITED)
OPERATING REVENUES:
     Consulting services.......  $      --   $    81,371   $     9,789   $   154,388      $   235,759
     Internet access...........         --        90,571        28,929        27,941          118,512
     Retail sales..............         --         8,834         3,327         4,528           13,362
     Advertising Sales.........         --            --            --         1,788            1,788
                                 ---------   -----------   -----------   -----------   --------------
          Total revenues.......         --       180,776        42,045       188,645          369,421

OPERATING EXPENSES:
     Cost of goods and
       services................         --       226,220        61,014       100,790          327,010
     Technical and
       development.............    283,819       694,072       373,107       287,980        1,315,516
     Sales and marketing.......    259,701       991,300       611,445       670,443        1,992,042
     General and
       administrative..........    167,397       671,525       415,633       380,321        1,427,761
                                 ---------   -----------   -----------   -----------   --------------
          Total operating
            expenses...........    710,917     2,583,117     1,461,199     1,439,534        5,062,329
                                 ---------   -----------   -----------   -----------   --------------

LOSS FROM OPERATIONS...........   (710,917)   (2,402,341)   (1,419,154)   (1,250,889)      (4,692,908)

OTHER INCOME (EXPENSE):
     Interest income...........      4,353        11,412        10,763        15,453           31,218
     Gain on exchange of
       assets..................         --         3,091            --            --            3,091
     Miscellaneous income......         --           749            --           521            1,270
     Interest expense..........         --       (77,815)           --       (88,471)        (166,286)
                                 ---------   -----------   -----------   -----------   --------------

          Total other income
            (expenses).........      4,353       (62,563)       10,763       (72,497)        (130,707)
                                 ---------   -----------   -----------   -----------   --------------

Net loss before provision for
  income taxes.................   (706,564)   (2,464,904)   (1,408,391)   (1,323,386)      (4,823,615)
Provision for income taxes.....         --            --            --            --               --
                                 ---------   -----------   -----------   -----------   --------------

NET LOSS.......................  $(706,564)  $(2,464,904)  $(1,408,391)  $(1,323,386)     $(4,823,615)
                                 =========    ==========    ==========    ==========    =============

Net loss per common share......     $(1.58)       $(4.35)       $(2.56)       $(2.15)
                                 =========    ==========    ==========    ==========

Weighted average number of
  common shares and common
  share equivalents
  outstanding..................    447,557       564,959       550,545       616,439
                                 =========    ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

           FROM MAY 12, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1996
             AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)


                                              COMMON STOCK
                                            ----------------                             DEFICIT
                                              (ROUNDED TO                              ACCUMULATED
                                              WHOLE SHARE)      ADDITIONAL   COMMON      DURING         TOTAL
                                            ----------------    PAID-IN      STOCK     DEVELOPMENT     EQUITY
                                            SHARES    AMOUNT    CAPITAL     WARRANTS      STAGE       (DEFICIT)
                                            -------   ------    ------      --------   -----------   -----------
Issuance of common stock to founders on
  May 12, 1993............................  180,000   $1,800    $  --                  $      --      $    1,800
Issuance of common stock to founders in
  May 1993 in consideration of costs paid
  on behalf of DIDAX, INC.................   17,000      170      22,520                       --         22,690
Issuance of common stock throughout
  1993....................................   81,000      810     134,190                       --        135,000
Net loss..................................      --       --          --                  (104,002)      (104,002)
                                            -------   ------    --------               -----------   -----------
BALANCE, DECEMBER 31, 1993................  278,000    2,780     156,710                 (104,002)        55,488

Issuance of common stock to founders in
  December 1994 in consideration of costs
  paid on behalf of DIDAX, INC............   13,200      132      21,826                       --         21,958
Issuance of common stock throughout
  1994....................................   41,993      420      69,579                       --         69,999
Net loss..................................      --       --          --                  (224,759)      (224,759)
                                            -------   ------    --------               -----------   -----------

BALANCE, DECEMBER 31, 1994................  333,193    3,332     248,115                 (328,761)       (77,314)

Issuance of common stock throughout
  1995....................................  213,500    2,135     424,865                       --        427,000
Net loss..................................      --       --          --     $    --       (706,564)     (706,564)
                                            -------   ------    --------    --------   -----------   -----------
BALANCE, DECEMBER 31, 1995................  546,693    5,467     672,980         --     (1,035,325)     (356,878)

Issuance of common stock throughout 1996,
  net of offering costs of $19,991........    6,250       63       5,347         --            --          5,410
Issuance of common stock warrants.........                                   111,187                     111,187
Net loss..................................      --       --          --          --     (2,464,904)   (2,464,904)
                                            -------   ------    --------    --------   -----------   -----------
BALANCE, DECEMBER 31, 1996................  552,943    5,530     678,327     111,187    (3,500,229)   (2,705,185)

Issuance of common stock..................   42,212      422     210,640         --            --        211,062
Net loss..................................      --       --          --          --     (1,323,386)   (1,323,386)
                                            -------   ------    --------    --------   -----------   -----------
BALANCE, JUNE 30, 1997 (UNAUDITED)........  595,155   $5,952    $888,967    $111,187   $(4,823,615)  $(3,817,509)
                                            =======   ======    ========    ========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                               CUMULATIVE
                                                                                                                  FROM
                                                YEAR ENDED DECEMBER 31,           FOR THE SIX MONTHS            INCEPTION
                                                                                    ENDED JUNE 30,              (MAY 12,
                                               --------------------------     ---------------------------       1993) TO
                                                  1995           1996            1996            1997         JUNE 30, 1997
                                               ----------     -----------     -----------     -----------     -------------
                                                                              (UNAUDITED)     (UNAUDITED)      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss................................    $(706,564)     $(2,464,904)    $(1,408,391)    $(1,323,386)    $  (4,823,615)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
       Depreciation and amortization.......        7,290           77,480          28,392          60,961           145,731
       Amortization of debt discount
         charged to interest expense.......           --           41,390              --          55,594            96,984
       Common stock issued in lieu of cash
         for professional services and
         donation..........................           --               --              --         211,062           236,062
       Changes in assets and liabilities
         affecting operations:
           Accounts receivable.............           --          (46,450)        (32,645)        (36,579)          (83,029)
           Inventory.......................           --               --         (68,676)             --                --
           Advances due from officer.......      (30,000)          33,560          30,000              --           (10,000)
           Prepaid expenses................       (9,553)         (10,800)           (400)         10,400            (9,953)
           Accounts payable................        4,894          254,003         258,749         (28,859)          230,038
           Accrued liabilities.............       40,624           88,038         (31,479)        124,425           295,260
           Deferred revenue................           --            4,125           8,151          (1,630)            2,495
                                               ---------      -----------     -----------     -----------     -------------
               Net cash used by operating
                 activities:...............     (693,309)      (2,023,558)     (1,216,299)       (928,012)       (3,920,027)
                                               ---------      -----------     -----------     -----------     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment.....      (67,674)        (180,668)       (168,827)        (13,695)         (262,037)
                                               ---------      -----------     -----------     -----------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from long-term debt............           --               --              --       1,700,000         1,700,000
   Proceeds from short term debt, officer
     and director..........................           --          623,000              --              --           623,000
   Proceeds from advances due to officer
     and director..........................       30,000          212,000           5,000              --           242,000
   Repayment of advances due to officer and
     director..............................           --          (30,000)             --        (212,000)         (242,000)
   Net proceeds from issuance of common
     stock.................................      972,000        1,193,808       1,213,399              --         2,447,256
   Deferred costs..........................           --          (39,967)             --        (377,806)         (417,773)
                                               ---------      -----------     -----------     -----------     -------------
       Net cash provided by financing
         activities........................    1,002,000        1,958,841       1,218,399       1,110,194         4,352,483
                                               ---------      -----------     -----------     -----------     -------------
NET CHANGE IN CASH AND CASH EQUIVALENTS....      241,017         (245,385)       (166,727)        168,487           170,419
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD....................................        6,300          247,317         247,317           1,932                --
                                               ---------      -----------     -----------     -----------     -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD...    $ 247,317       $    1,932        $ 80,590     $   170,419     $     170,419
                                               =========      ===========     ===========     ===========     =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
 INFORMATION:
   Cash paid for interest..................    $      --        $   4,884        $     --     $     2,238     $          --
                                               =========      ===========     ===========     ===========     =============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
   Common Stock totaling $2,000 was issued in 1995 in settlement of a loan from an officer.

   The accompanying notes are an integral part of these financial statements.

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

A.  THE COMPANY AND GOING CONCERN CONSIDERATIONS

     DIDAX ON-LINE, L.C. AND AFFILIATE (The "Company") is presented in the accompanying combined financial statements and include the accounts of DIDAX ON-LINE, L.C. ("DIDAX ON-LINE"), a Virginia limited liability company incorporated in Virginia on January 12, 1995, and DIDAX, INC., an S-Corporation ("DIDAX, Inc.") incorporated on May 12, 1993 in Virginia. DIDAX ON-LINE has a finite life and, accordingly, will cease to exist no later than January 2020. The assets and liabilities of DIDAX ON-LINE were previously held by DIDAX, Inc. The net assets of DIDAX, Inc. were contributed to DIDAX ON-LINE in exchange for 366,193 membership units in DIDAX ON-LINE on January 12, 1995. The Company's business includes the development of computer communications and information services specifically designed to meet the needs of Christian users of the Internet and World Wide Web.

     The members of DIDAX ON-LINE and the stockholders of DIDAX, Inc. voted to merge into DIDAX INC., a Delaware corporation ("DIDAX"). Stockholders' Equity has been restated to give retroactive recognition of the merger for all periods presented by reclassifying from membership units to common stock and additional paid in capital for the exchange of units for shares in DIDAX. In addition, all references to number of shares, per share amounts, stock option data, and market prices of Common Stock have been restated to reflect the merger effective April 11, 1997. See Note K.

     The Company has incurred significant losses from operations of $2,464,904 and $706,564 during the years ended December 31, 1996 and 1995, respectively and $1,323,386 and $1,408,391, during the six months ended June 30, 1997 and 1996, respectively (unaudited), and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The Company has required substantial funding through equity and debt financing since its inception to fund its product development and marketing efforts. Management has historically been successful in obtaining loans from its principal members and stockholders, as well as outside financing to meet obligations and fund working capital requirements. The Company recently closed on an offering of junior convertible subordinated notes of $1,700,000, as bridge financing, as referred to in Note E. On November 8, 1996, the Company executed a letter of intent, modified on February 20, 1997, for a proposed initial public offering ("IPO") and the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission. The Company will offer 2,000,000 shares of DIDAX common stock at a price per share estimated to be in the range of $5.00 to $7.00. The anticipated proceeds from this offering would be used to fund continued product development and marketing, repay outstanding debt, fund working capital and facilitate expansion of the Company's business. If the Company's proposed IPO is consummated on the currently expected time schedule and generates the anticipated proceeds, or if the Company is successful in completing comparable fund raising activities on a similar time schedule, management believes that the Company will continue as a going concern.

     The Company intends to increase its level of activities following the closing of the proposed IPO proceeds, and will make significant expenditures in connection with marketing and product development activities. The Company anticipates that losses will continue for the foreseeable future and until such time as the Company is able to build an effective marketing and sales organization, and achieve market acceptance of its products and services. There can be no assurance that the Company will be able to successfully implement its marketing strategy, generate significant revenues or achieve profitable operations. Should the IPO not be successfully completed, the Company will pursue other debt and equity financing alternatives.

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation -- The accompanying combined financial statements include the accounts of DIDAX ON-LINE, L.C. and DIDAX, INC., for years ended 1996 and 1995, and the six month period ended June 30, 1996, all of which are under common control. Intercompany transactions and balances have been eliminated in combination. The six month period ended June 30, 1997 reflects the accounts of DIDAX INC. pursuant to the merger of DIDAX ON-LINE L.C. and DIDAX, Inc. effective April 11, 1997.

     Basis of accounting -- The Company's principal activities to date have been planning and organization, initiating product development projects, conducting market research and securing adequate financing for the development of its products and marketing to potential customers. Accordingly, the Company's financial statements are presented as those of a development stage enterprise, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises."

     Use of estimates -- Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

     Cash equivalents -- Cash and cash equivalents include cash and investments with maturities of three months or less.

     Depreciation and amortization -- Property and equipment are stated at cost. Depreciation is determined using the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the life of the related lease.

     Revenue recognition -- Revenue is principally derived from customer contracts for various Internet services, including consulting and web site development and is recognized as earned on a percentage of completion method in accordance with the provisions of the individual customer contracts. The Company also offers semi-annual subscriptions to its customers for Internet access. Advance payments for these services are deferred and recognized ratably over the period that such access is provided.

     Net loss per common share -- Net loss per common share is based on the weighted average number of common shares and dilutive common share equivalents outstanding during the periods presented. Pursuant to Securities and Exchange Commission requirements, common stock issued and options and warrants to purchase shares of common stock granted by the Company during the twelve months preceding the initial filing date of the Registration Statement have been included in the calculation of weighted average membership units and membership unit equivalents outstanding as if they were outstanding for all periods presented. Options and warrants issued by the Company prior to the aforementioned twelve-month period have not been included in the calculation because the effects of such items were anti-dilutive.

     Stock-based compensation -- In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", which encourages companies to recognize expense for stock-based awards based on their estimated value on the date of grant. SFAS No. 123 is effective beginning with the year ending December 31, 1996. SFAS No. 123 permits companies to account for stock based compensation based on provisions prescribed in SFAS No. 123, or based on the authoritative guidance in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." The Company has elected to continue to account for its stock based compensation in accordance with APB 25 which uses the intrinsic value method, however, as required by SFAS No. 123, the Company has disclosed the

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

pro forma impact on the financial statements assuming the measurement provisions of SFAS No. 123 had been adopted. See Note J. The Company does account for all other issuances of equity instruments in accordance with SFAS No. 123.

     Deferred Costs -- Deferred costs at December 31, 1996 consisted of legal, accounting and other expenses associated with (1) the August 16, 1996 private placement of 9.75% junior subordinated notes, which are being amortized using the straight-line method over the term of the notes, see Note D; (2) the December 3, 1996 private placement of units of junior convertible subordinated notes which are being amortized using the straight-line method over the term of the notes, see Note E; and (3) specific incremental costs directly attributable to the planned IPO, which will be charged against the gross proceeds of the offering, see Notes A and K. In the event the offering is not completed, the costs will be charged to expense at that time. During the six months ended June 30, 1997, the Company incurred $140,436 and $237,971 of additional legal, accounting and underwriting costs in connection with the December 3, 1996 private placement mentioned above and the planned IPO, respectively.

     Income Taxes -- DIDAX ON-LINE is classified as a limited partnership for federal and state income tax purposes. Accordingly, no provision for income taxes has been made in the accompanying combined financial statements, as all items of tax attributes pass through pro-rata to each respective member in accordance with the Operating Agreement. DIDAX, Inc. has elected to be treated as an S-corporation for federal and state income tax purposes and accordingly, items of income, deduction, expense and credits pass through pro-rata directly to the stockholders to be reported on their individual income tax returns. DIDAX, a C-corporation, accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Fair value of financial instruments -- The carrying value of cash and cash equivalents, accounts receivable and notes payable approximate fair value because of the relatively short maturity of these instruments.

     Interim financial information -- The financial statements of the Company as of June 30, 1997 and 1996 are unaudited and include, in the opinion of management, all adjustments consisting of only normal recurring adjustments, which the Company considers necessary to present fairly the financial position, results of operations and cash flows of the Company for those interim periods. The operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year.

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

C.  PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consisted of the following:

                                                                                     JUNE 30,
                                                              1995        1996         1997
                                                             -------    --------    -----------
                                                                                    (UNAUDITED)
    Computer equipment....................................   $59,049    $219,169     $ 216,171
    Furniture and equipment...............................     8,625      26,873        35,173
    Leasehold improvements................................        --       2,300         2,300
                                                             -------    --------    -----------
                                                              67,674     248,342       253,644
         Less: accumulated depreciation and
           amortization...................................    (7,290)    (81,419)     (110,105)
                                                             -------    --------    -----------
                                                             $60,384    $166,923     $ 143,539
                                                             =======    ========     =========

D.  SHORT-TERM DEBT, OFFICER AND DIRECTOR

     Short-term debt to an officer and a director consists of the following:

                                                                                       JUNE 30,
                                                                            1996         1997
                                                                          --------    -----------
                                                                                      (UNAUDITED)
Junior subordinated note payable, original face value of $125,000, with detachable warrants earned over the term of the note with original discounted amount of $24,389 for estimated value of warrants, dated
  July 10, 1996, to an officer and member of the Company, originally due January 10, 1997 and extended to July 10, 1997 or earlier, at the
  Company's discretion, interest accrued at 9.75% from the date amounts
  were paid to the Company.............................................   $112,805     $ 125,000
Junior subordinated note payable, original face value of $76,000, with detachable warrants earned over the term of the note with original discounted amount of $16,055 for estimated value of warrants, dated
  September 26, 1996, to an officer and member of the Company, originally due February 8, 1997 and extended to September 26, 1997 or earlier, at the Company's discretion, interest accrued at 9.75% from
  the date amounts were paid to the Company............................     65,297        73,324
                                                                          --------    -----------
     Short-term debt to an officer.....................................   $178,102     $ 198,324

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

D.  SHORT-TERM DEBT, OFFICER AND DIRECTOR -- (CONTINUED)

                                                                                       JUNE 30,
                                                                            1996         1997
                                                                          --------    -----------
                                                                                      (UNAUDITED)
Junior subordinated note payable, original face value of $125,000, with detachable warrants earned over the term of the note with original discounted amount of $24,634 for estimated value of warrants, dated
  July 30, 1996, to a director and member of the Company, originally due January 30, 1997, and extended to July 30, 1997 or earlier, at the Company's discretion, interest accrued at 9.75% from the date
  amounts were paid to the Company.....................................   $112,683     $ 125,000
Junior subordinated note payable, original face value of $297,000, with detachable warrants earned over the term of the note with original discounted amount of $46,109 for estimated value of warrants, dated
  October 30, 1996, to a director and member of the Company, originally due July 30, 1997 or earlier, at the Company's discretion, interest
  accrued at 9.75% from the date of amounts were paid to the Company...    262,418       285,473
                                                                          --------    -----------
     Short-term debt to a director.....................................    375,101       410,473
                                                                          --------    -----------
          Total short-term debt, officer and director..................   $553,203     $ 608,797
                                                                          ========     =========

     A director and an officer of the Company have purchased junior subordinated notes in conjunction with the Company's private placement offering dated August 16, 1996 in the aggregate face value amount of $623,000. This total offering was for $3,000,000 in junior subordinated debt. They agreed for the Company to close the offering at $623,000 even though the total $3,000,000 was not obtained. As part of the purchase of these junior subordinated debt securities, the purchaser also earns warrants for the right to purchase common shares of the Company at $4.00 per share, exercisable after July 1998, or at the time of an IPO, whichever occurs sooner. The warrants are earned over the period the debt is outstanding. For their participation in this private placement, they have earned through December 31, 1996 and June 30, 1997, 61,209 and 133,751 warrants, respectively.

     The maximum warrants that could be earned by the officer and director through the maturities of the debt is 150,379 warrants. The portion of the proceeds of the above debt securities allocated to these warrants, as estimated by the Company, is $111,187 and is included in stockholders' equity in the accompanying financial statement. The Company recognized interest expense of $41,390 and $55,594 for the year ended December 31, 1996 and for the six months ended June 30, 1997 respectively, related to the amortization of this discount. See Note J. Included in accrued expenses is interest payable, at an effective rate of 17.8%, to the above officer and director in the amount of $29,972 and $54,647 at December 31, 1996 and June 30, 1997, respectively, relating to the notes payable. The Company will also recognize approximately $11,500 of interest expense relating to the notes payable and $14,000 of amortization of the discount accrued for the period June 30, 1997 to the time the notes are repaid at the expected closing of the proposed IPO.

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

E.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                                JUNE 30,
                                                                                  1997
                                                                               -----------
                                                                               (UNAUDITED)
    Junior convertible subordinated notes...................................   $1,400,000
    Junior convertible subordinated notes -- director.......................      300,000
                                                                               ----------
                                                                               $1,700,000
                                                                               ==========


     On January 9, 1997, the Company closed on the minimum portion of a private placement offering dated December 3, 1996, placed by the underwriter of the Company's proposed IPO, for units consisting of junior convertible subordinated notes with total gross proceeds to the Company from this offering of $750,000. The maximum portion of the offering for an additional $750,000 was oversubscribed and the Company closed this offering on February 21, 1997, with $950,000 in additional gross proceeds. In accordance with this offering, unregistered shares will be issued at no additional cost to each note holder at the time of an IPO by dividing the principal of the holder's note by the IPO price. Thus, since $1,700,000 of notes were placed and assuming an IPO price of $5.00 per share, 340,000 shares would be issued at the closing of an IPO and the $1,700,000 returned to the investor from the proceeds of the IPO. The issuance of the 340,000 shares will be recognized at the closing of the IPO, as interest expense at the fair value of the shares issued which is $1,700,000 representing an effective rate of interest of approximately 150%.


     If an IPO is not effected by the third anniversary of the investor subscription agreement, then the notes shall mature and the holders have the option of converting the notes to shares at a price of $4.00 per share, implying the issuance of 425,000 shares if $1,700,000 in notes are converted, or receiving repayment of the notes in four quarterly payments commencing one day after the three year anniversary of their subscription agreement. The maturity dates of the notes range from January 2000 through February 2000. These junior convertible subordinated notes bear no interest. The underwriter received fees aggregating $119,000 for this transaction.

F.  SERVICES PROVIDED WITHOUT CHARGE

     As part of an effort to obtain a large and reputable Christian organization as a key customer, the Company provided $211,000, $250,000, and $48,000 worth of products and services to Promise Keepers, Inc., at no charge, for the years ending December 31, 1996 and 1995 and the six months ending June 30, 1997, respectively. It is anticipated that further services provided without charge of approximately $50,000 will continue through the first six months of 1997. This work was performed to demonstrate the Company's capabilities and to develop a growing relationship. Another incentive to attract this customer was to commit 50,000 shares of the Company to them as a donation. The Company will recognize the donation of these shares as marketing expense at the fair value of the shares at the time of the donation. See Notes H and J. In 1996, a long term contract was signed with this major customer to provide Internet and internal communications systems and services.

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

G.  RELATED PARTY TRANSACTIONS

     At December 31, 1996 and 1995, the Company had advances due from an officer and member of the Company totaling $10,000 and $43,560, respectively. At June 30, 1997, advances due from this officer and stockholders of the Company totaled $10,000. These advances are non-interest bearing and are being repaid under informal arrangements with no fixed due date.

     In 1995, the Company borrowed $30,000 from an officer and member of the Company under informal arrangements and repaid it in 1996. In 1996, the Company borrowed $623,000 from an officer and a director. See Note D.

     Also, an officer and a director advanced $212,000 to the Company to cover operating costs for certain periods during 1996. These advances bear interest of 9.75% and were repaid from the proceeds from the most recent private placement offering closed in February 1997. See Note K. Included in accrued liabilities at December 31, 1996, is $1,569 in interest due to the officer and director.

     On January 9, 1997, the Company borrowed $300,000 from a director of the Company as part of the December 3, 1997 private placement offering of the junior convertible subordinated notes. See Note E.

H.  COMMITMENTS AND CONTINGENCIES

  Operating Lease Obligations

     The Company leases office space and certain equipment under non-cancelable operating leases. The office lease provides for a three-year term, an annual increase in base rent of 3%, and additional rent representing the Company's pro-rata share of operating expenses as defined in the lease agreement. The equipment lease provides for a three-year lease term.

     Minimum future lease payments under non-cancelable operating leases are as follows for each of the years ending December 31:

                1997..............................................   $ 70,876
                1998..............................................     55,080
                1999..............................................      3,062
                2000..............................................        766
                                                                     --------
                                                                     $129,784
                                                                     ========

     Rent expense for the years ended December 31, 1996 and 1995 was $63,325 and $21,981, respectively, and $33,222 for the six months ended June 30, 1997 (unaudited) and is included in general and administrative expenses.

  Securities

     In April of 1996, the Company became aware that certain prior private placements closed between December 1994 and April 1996 at a per share price ranging from $1.66 to $4.00, may be deemed not to have been properly exempted from registration under federal and/or state law. This may give rise to the opportunity for certain stockholders and members to exercise rescission rights, if any, related to their investment in the Company. The Company believes there may be valid legal defenses to any and/or all such rescission actions, if initiated. The potential of inadvertent exemption violations was communicated to the investors concerned in

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

H.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

August of 1996. Furthermore, in late December of 1996, each stockholder and member who might have rescission rights was sent a written request to waive such rights (if any) to rescission and other remedies in connection with any past omissions or violations of federal or state securities laws or regulations, and also to agree not to sue the Company or its directors on the basis of such rights. Approximately 80% of the members responded with waivers, representing approximately 89% of the outstanding shares. The value of funds received of those that have not responded as of June 30, 1997 is approximately $388,000. It is the Company's expectation (but there can be no assurance) that only a minority of the investors concerned will elect to exercise their rescission rights, if indeed any in fact elect so to exercise. Any assertion of rescission rights will be evaluated at the time made, in light of all the facts and circumstances. The common stock subject to possible rescission are reflected in the accompanying balance sheets as "Common Stock Subject to Possible Rescission."

  Other

     50,000 common shares have been reserved for donation to the Company's first customer and ministry partner. See Note F. Before the effective date of the proposed IPO, 40,000 of these common shares will be donated. The remaining 10,000 common shares will be donated upon completion of several customer tasks relevant to product promotion.

I.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash accounts in commercial banks located in Virginia. Cash balances are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per financial institution. At December 31, 1996 and 1995, and June 30, 1997, there were no uninsured cash balances.

     Cash equivalents are maintained in a US government money fund. These cash equivalents are not insured by the FDIC, but are collateralized by the underlying assets of the federal government. At December 31, 1996 and 1995, cash equivalents totaled approximately $200 and $204,000, respectively. At June 30, 1997, cash equivalents totaled approximately $165,000.

     During 1996 and for the six months ending June 30, 1997, revenue was generated from major customers in amounts exceeding 10% of total revenue as follows:

                                                   DECEMBER 31, 1996            JUNE 30, 1997 (UNAUDITED)
                                               -------------------------        -------------------------
                                                                  ACCOUNTS                         ACCOUNTS
                                                                 RECEIVABLE                       RECEIVABLE
                                               REVENUE     %      BALANCE       REVENUE     %      BALANCE
                                               -------    ---     ------        -------    ---     ------
Customer #1.................................   $62,842     35%    $ 2,994       $27,941     15%    $25,615
Customer #2.................................   $58,056     32%    $28,085       $65,593     35%    $16,053
Customer #3.................................   $ --        --%    $  --         $41,857     22%    $10,275

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

J.  STOCK OPTION PLAN

     Since the inception of the Company, various options have been granted by the Board of Directors to founders, directors, employees, consultants and ministry partners. These options are pending approval by the stockholders of DIDAX, pursuant to the adoption of the 1997 Stock Plan, by its Board of Directors. See Note K. All options are stated in common stock of DIDAX. The Board of Directors determines the option price (not less than fair market value) at the date of grant. The objectives of the stock plan are to advance the interest of DIDAX by providing an opportunity to its selected key employees, consultants, and minority partners, to purchase shares of DIDAX. By encouraging stock ownership, DIDAX seeks to attract, retain and motivate key employees, consultants, and ministry partners. The plan will be administered by the Board of Directors. The Plan provides for the granting of either qualified or non-qualified option to purchase an aggregate of up to 2,057,937 shares of common stock.

     At December 31, 1996 and 1995, the Company had outstanding options to sell 936,931 and 152,500 shares of common stock, respectively, and 1,150,456 at June 30, 1997, to various officers and directors of the Company at exercise prices ranging from $1.50 to $5.00 per share. As of December 31, 1996 and June 30, 1997, options for 204,431 and 241,956 shares are vested, respectively, and options for 42,000 shares are scheduled to vest during the remaining part of 1997 and 46,000 in 1998. The options expire ten years from the date granted.

     At December 31, 1996 and 1995, and June 30, 1997, the Company had outstanding options to sell 49,500, 24,500 and 90,500 shares of common stock, respectively, to various outside consultants and a marketing partner at exercise prices ranging from $1.66 to $5.00 per share. As of December 31, 1996 and June 30, 1997, options for 19,000 and 55,500 were vested. 4,000 options expire five years from the date granted. All other options expire ten years from the date granted.

     At December 31, 1996 and 1995, the Company granted to employees options for 233,631 and 141,703 shares of common stock, respectively, and 375,026 at June 30, 1997, at exercise prices ranging from $2.00 to $5.00 per share. The grant prices of $2.00 to $5.00 was determined by the Board of Directors to represent fair value. As of December 31, 1996 and June 30, 1997, options for 169,444 and 212,679 shares are vested with the remainder scheduled to vest through 1999. The options expire through 2007.

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

J.  STOCK OPTION PLAN -- (CONTINUED)

     A summary of activity for the period ended June 30, 1997, is as follows:

                                                                       OPTIONS OUTSTANDING
                                                                    ------------------------
                                                                                   PER UNIT
                                                                    NUMBER OF      EXERCISE
                                                                     SHARES         PRICE
                                                                    ---------    -----------
    Outstanding, January 1, 1995.................................      72,500    $1.50-$1.66
         Options granted.........................................     246,203       $2.00
         Options exercised.......................................       --            --
         Options expired.........................................       --            --
    Outstanding, December 31, 1995...............................     318,703    $1.50-$2.00
         Options granted.........................................     941,759    $3.00-$5.00
         Options exercised.......................................       --            --
         Options expired.........................................      40,400    $2.00-$5.00
                                                                    ---------    -----------
    Outstanding, December 31, 1996...............................   1,220,062    $1.50-$5.00
         Options granted.........................................     395,920       $5.00
         Options exercised.......................................       --            --
         Options expired.........................................       --            --
                                                                    ---------    -----------
    Outstanding, June 30, 1997 (unaudited).......................   1,615,982    $1.50-$5.00
                                                                    =========    ===========

     The Company accounts for the fair value of its options granted to employees in accordance with APB 25. Accordingly, no compensation expense has been recognized for the options granted, since the options are granted, at the discretion of the Board of Directors, at an option price per share not less than fair market value, as determined by the Board of Directors, at the date of grant. Had compensation expense been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS 123, the Company's net loss and net loss per share would have been increased to the proforma amounts indicated below:

                                                                                       FOR THE SIX
                                                                                       MONTHS ENDED
                                                                                         JUNE 30,
                                                             1995          1996            1997
                                                           ---------    -----------    ------------
                                                                                       (UNAUDITED)
Net loss
     As reported........................................   $(706,564)   $(2,464,904)   $(1,323,386)
     Proforma...........................................   $(879,320)   $(2,715,065)   $(1,393,248)
Net loss per common share
     As reported........................................   $  (1.58)    $    (4.35)    $     (2.15)
     Proforma...........................................   $  (1.96)    $    (4.79)    $     (2.26)

     The fair value of each option is estimated on the date of grant using a type of Black-Scholes option-pricing model with the following assumptions used for grants during the years ended December 31, 1996 and 1995: dividend yield of 0%, volatility of effectively 0%, risk-free interest rate based on the 10-year bond Treasury yield at the date of grant, and expected term of 10 years. SFAS No. 123 provides for the use of a 0%

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

J.  STOCK OPTION PLAN -- (CONTINUED)

volatility assumption for grants made prior to becoming a public company. All options granted to employees have been granted at an exercise price of $1.50 to $5.00 per share.

     During 1995, the Company reserved options for 85,000 common shares to be provided to marketing partners at management's discretion. These will be distributed based on identifiable contract milestones at a contract specified price not less than market value at the time of contract consummation. To date, 25,000 of these options have been granted, all at $4.00 per share and are included in the 90,500 option shares noted above.

     During August 1996, the Company issued a private placement to secure $3,000,000 in junior subordinated debt coupled with 375,000 warrants to purchase common shares after July, 1998 at $4.00 per share. This offering was closed with $623,000 in notes and with 61,209 and 133,751 warrants earned and granted as of December 31, 1996 and June 30, 1997, respectively. See Note D. Since the only participants in this offering were an officer and a director of the Company, the warrants earned pursuant to this offering have been adopted in the 1997 Stock Option Plan, as approved by the Board of Directors of DIDAX, and therefore are referred to as options by the Company.

K.  SUBSEQUENT EVENTS (UNAUDITED)

  Proposed Public Offering

     On November 8, 1996, the Company executed a letter of intent for a proposed IPO. As of February 20, 1997, DIDAX and the underwriter have agreed to modify the offer such that DIDAX will offer 2,000,000 shares of common stock at a currently anticipated price of $5.00 per share and 2,000,000 purchase warrants at a currently anticipated price of $.125 per purchase warrant. The shares and the purchase warrants are separately transferable at any time after the date of the IPO.

     Each purchase warrant would entitle the registered holder thereof to purchase, at any time during the five-year period commencing on the date of the IPO, one share of the common stock at a price of $5.75 per share, subject to adjustment under certain circumstances. The purchase warrants would not be exercisable unless, at the time of exercise, DIDAX had a current prospectus covering the shares of common stock issuable upon exercise of the purchase warrants and such shares had been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the purchase warrants. Commencing after the date of the IPO, the purchase warrants would be subject to redemption by DIDAX, at the option of DIDAX, at $0.25 per purchase warrant, upon 30 days prior written notice, if the closing bid or sale price, as reported on NASDAQ, a national or regional exchange, or the National Association of Securities Dealers, Inc.'s OTC Bulletin Board, as applicable, of the shares of the Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the purchase warrants averaged in excess of $10.00 per share, subject to adjustment.


     Prior to the first anniversary of the date of the IPO, the purchase warrants would not be redeemable by DIDAX without the written consent of the underwriter. All beneficial owners of DIDAX's securities as of the date of the IPO would be subject to an 18-month irrevocable lock-up agreement whereby they have agreed not to sell any shares of common stock in the public market without the prior written consent of the Underwriter.


     In addition, DIDAX is registering 400,000 shares for the purpose of underlying representative warrants, to be issued to the underwriter or persons related to the underwriter, and which consist of the right to purchase

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

K.  SUBSEQUENT EVENTS (UNAUDITED) -- (CONTINUED)

200,000 shares of common stock at an exercise price of $8.25 per share (or the equivalent of 165% of the anticipated public offering price,) and warrants priced at $.20625 per warrant (or the equivalent of 165% of the anticipated public offering price), to purchase 200,000 shares of common stock, for the right to purchase 200,000 shares of common stock at $8.25 per share. The representative warrants cannot be transferred, sold, assigned or otherwise disposed of during the first twelve (12) months following the date of the prospectus except to officers, directors and/or partners of the representative and their selected dealers; by will; or by operation of law, and may be exercised, in whole or in part, at any time, and from time to time, during the five (5) year period following the date of the prospectus.

  Merger with DIDAX

     The stockholders of DIDAX, INC. and the members of DIDAX ON-LINE voted on December 30, 1996 to reorganize their operations into DIDAX. Under this reorganization, the members of DIDAX ON-LINE have exchanged their units in DIDAX ON-LINE for 794,183 shares in DIDAX. In addition, the stockholders of DIDAX, INC., have exchanged their shares for 366,193 shares in DIDAX. These exchanges of units and shares were done pursuant to a statutory merger of the entities. Under the terms of the Merger, DIDAX, among other things, issued a total of 1,160,376 shares of its common stock, representing 100% of the outstanding units of DIDAX ON-LINE prior to the merger. The Board of Directors of DIDAX, approved the two separate proposed plan and agreements of merger on April 9, 1997. The merger plan was received and filed on April 10, 1997 in the State of Delaware and was also approved by the State of Virginia on April 11, 1997. The merger has been consummated as of April 11, 1997 and the Company will commence business under DIDAX.

     In February, 1997, the Incorporators of DIDAX authorized 8,500,000 shares, at $.01 par value, necessary to underlie the total complement of common stock and purchase warrants to be offered in the proposed IPO. In addition, the Incorporators authorized 268,400 additional shares of common stock to underlie additional options reserved for key employees and for future compensation to members of the Board of Directors. On April 9, 1997, the Board of Directors increased the authorized shares to 20,000,000 shares. The Board of Directors also adopted, subject to approval of the Stockholders, the 1997 Stock Option Plan, which covers 2,057,937 options inclusive of the 268,400 shares mentioned above and any and all options or warrants granted in prior years by the Company. See Note J.

     Certain proceeds from the private placement offering dated December 3, 1996, were used to repay advances to the Company made by an officer and a director in the aggregate amount of $212,000, plus interest of $2,238. See Note
G. The remainder was used for, among other things, working capital in the Company.

     In April of 1997, as discussed in Note F and Note H, the Company donated 40,000 common shares out of 50,000 common shares committed, to their first customer and ministry partner as consistent with the contract with that customer. This was reflected as a marketing expense in April, 1997 at a fair value of $200,000, equivalent to $5.00 per common share. The remaining 10,000 common shares will be donated upon completion of tasks relevant to product promotion. In addition, the Company also issued 2,212 common shares as payment in lieu of compensation to a consultant for services rendered. In recognition of this event, the Company posted a $11,062 marketing expense, which is the fair value of these shares at $5.00 per share.

                                   DIDAX INC.
                  (FORMERLY DIDAX ON-LINE, L.C. AND AFFILIATE)
                         (DEVELOPMENT STAGE COMPANIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

K.  SUBSEQUENT EVENTS (UNAUDITED) -- (CONTINUED)

     In July of 1997, the maturity dates on the short-term debt, officer and director were extended to September 26, 1997. This extension increases the number of warrants committed in this arrangement by 22,259 shares to 172,639 and increases the liability for interest expense by approximately $12,000.

     In August of 1997, the Company arranged for short term debt financing with members of the Board of Directors in the amount of $200,000, payable in sixty days, or at the closing of the IPO, whichever is sooner, at an annual interest rate of 11.5%.

     Note F indicates that services provided without charge of approximately $50,000 will continue through the first six months of 1997. The actual value of these services provided at no charge was $48,000. Hereinafter all services rendered to this customer will be charged at contracted rates.

     In September 1997, the Company and the Underwriter agreed to amend the size of the initial public offering of the Company's securities by increasing the number of Purchase Warrants to 2,500,000 and the price of the Purchase Warrants to $.1875. This also resulted in the Purchase Warrants overallotment being increased from 300,000 Purchase Warrants to 375,000 Purchase Warrants. In addition, the Company has adjusted the registration of shares for the purpose of underlying underwriter warrants by 40,000 shares as the Warrant Underwriter Warrants have been increased from 200,000 to 250,000 and the price of the Warrant Underwriter Warrants has been increased from $.20625 to $.309375, and the Underwriter Warrants have been decreased from 200,000 to 190,000.

     By September 1997, the Company had received all lock-up agreements from beneficial owners of the Company's securities. The number of securities amounts to 3,310,108 shares of common stock issued and outstanding before giving the effect of an initial public offering, but consisting of 1,202,588 shares of restricted common stock, 1,767,520 options to purchase common stock at prices ranging from $1.50 to $5.00 per share, inclusive of 172,639 warrants pursuant to the Officer Notes granted at the closing of the initial public offering, and 340,000 shares of common stock related to the Junior Notes. This resulted in the holders of all of the restricted securities (other than the holders of 33,250 shares of common stock) agreeing not to sell, transfer or otherwise dispose of any shares of common stock for a period of 6 months (59,500 shares), 12 months (51,550 shares), 18 months (2,825,808 shares including those related to the Officer Notes) and 24 months (340,000 shares related to the Junior Notes).

L.  INCOME TAXES (UNAUDITED)

     Prior to April 11, 1997, DIDAX ON-LINE, L.C. and DIDAX, Inc. had no responsibility for corporate income taxes since they were considered a partnership and S Corporation, respectively, for both federal and state tax purposes. Therefore, no income tax provision (benefit) was included in the combined statements of operations for calendar years 1995 and 1996. The combined statement of operations for the six months ended June 30, 1997 does not contain any income tax provision (benefit) since the loss generated during the period April 11, 1997 through June 30, 1997 may never be utilized and a valuation allowance reducing the gross tax benefit to zero would be recorded in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                     [COPY OF COMPANY'S WEBSITE HOMEPAGE.]

======================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.
                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    17
Capitalization........................    19
Dilution..............................    20
Management's Discussion and Analysis
  or Plan of Operation................    21
Proposed Business.....................    26
Management............................    35
Principal Stockholders................    40
Description of Securities.............    42
Underwriting..........................    46
Legal Proceedings.....................    48
Legal Matters.........................    48
Experts...............................    48
Additional Information................    49
Financial Statements..................   F-1

                               ------------------

UNTIL OCTOBER 20, 1997 (25 DAYS AFTER THE FIRST DATE ON WHICH THE REGISTERED SECURITIES WERE BONA FIDE OFFERED TO THE PUBLIC), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR SOLICITATION OF SUBSCRIPTIONS TO PURCHASE THE SECURITIES OFFERED HEREBY.

======================================================
======================================================

                                  DIDAX INC.

                       2,000,000 SHARES OF COMMON STOCK

                             2,500,000 REDEEMABLE
                        COMMON STOCK PURCHASE WARRANTS

                             --------------------
                                  PROSPECTUS
                             --------------------

                             [BARRON CHASE LOGO]

                            7700 WEST CAMINO REAL
                          BOCA RATON, FLORIDA 33433
                                (561) 347-1200

                                ATLANTA, GEORGIA
                           BEVERLY HILLS, CALIFORNIA
                            BOSTON, MASSACHUSETTS
                              CHICAGO, ILLINOIS
                             CLEARWATER, FLORIDA
                               DENVER, COLORADO
                           EAST BOCA RATON, FLORIDA
                              EDISON, NEW JERSEY
                           EUREKA SPRINGS, ARKANSAS
                           FORT LAUDERDALE, FLORIDA
                             HOOPESTON, ILLINOIS
                             LA JOLLA, CALIFORNIA
                            MINNEAPOLIS, MINNESOTA
                               NAPLES, FLORIDA
                              NEW YORK, NEW YORK
                               ORLANDO, FLORIDA
                              SARASOTA, FLORIDA
                                TAMPA, FLORIDA
                               TULSA, OKLAHOMA

                              SEPTEMBER 23, 1997

======================================================